Exhibit 10.34

REAL ESTATE LOAN AGREEMENT

BY AND AMONG

THE ENTITIES LISTED ON SCHEDULE 1-A ATTACHED HERETO,

(collectively, jointly and severally, “Lender”)

AND

THE ENTITIES LISTED ON SCHEDULE 1-B ATTACHED HERETO,

(collectively, jointly and severally, the “Borrower”)

Dated as of October 3, 2016

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EXHIBITS AND SCHEDULES:

Exhibit A-1	Carney Land
Exhibit A-2	Holy Family Land (Merrimack Valley)
Exhibit A-3	Nashoba Land
Exhibit A-4	Norwood Land
Exhibit B-1	Permitted Exceptions - Carney Land
Exhibit B-2	Permitted Exceptions - Holy Family Land (Merrimack Valley)
Exhibit B-3	Permitted Exceptions – Nashoba Land
Exhibit B-4	Permitted Exceptions – Norwood Land
Exhibit C	Existing Subleases
Exhibit D	Excluded Subsidiaries
Schedule 1-A	Lender
Schedule 1-B	Borrower
Schedule 1-C	Non-Permitted Assignees
Schedule 2.1	Allocation Schedule
Schedule 6.3	Capital Additions
Schedule 15.1	Option Price Schedule
Schedule 21.22	Agreements and Covenants relating to Certain Properties

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REAL ESTATE LOAN AGREEMENT

This REAL ESTATE LOAN AGREEMENT (the “Agreement”) is dated this 3rd day of October, 2016, and is by and among the entities listed on Schedule 1-A attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Lender”), having their principal office at c/o MPT Operating Partnership, L.P., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and the entities listed on Schedule 1-B attached hereto and made a part hereof by reference and incorporation (collectively, jointly and severally, the “Borrower”), having their principal office at c/o Steward Health Care System LLC, 500 Boylston Street, Fifth Floor, Boston, MA 02116, Attn: Joseph C. Maher, Jr.

W I T N E S S E T H:

WHEREAS, contemporaneously herewith and pursuant to the Real Estate Contract (as herein defined), Lender has made a term loan to Borrower in the principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00) (the “Loan”), as evidenced by the Note (as herein defined);

WHEREAS, the Loan is secured by, among other things, a first mortgage lien on the Real Property (as herein defined) and other collateral relating to the Facilities (as each term is herein defined);

WHEREAS, each of the Obligors (as herein defined) has derived, and will continue to derive, direct and indirect benefits (financial and otherwise) from the fundings and transactions contemplated under this Agreement and as contemplated under the other Obligation Documents (as herein defined); and

WHEREAS, Lender is willing to make and extend the Loan to Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1.    Certain Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

ABL Credit Agreement: That certain Credit Agreement, dated as of the date hereof, among Citibank, N.A., as administrative agent on behalf of itself and the other lenders a party thereto, Steward Health and its Subsidiaries and applicable Affiliates a party thereto.

Additional Charges: As defined in Section 3.1.

Affiliate: With respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns,

beneficially, directly or indirectly, 25% or more of the outstanding capital stock, shares or Equity Interests of such Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise; provided that neither Cerberus Capital Management, L.P., nor any of its Affiliates (other than Steward Health and its subsidiaries), nor Ralph de la Torre, M.D. shall be deemed to be an Affiliate of Steward Health or any Facility Borrower.

Agreement: As defined in the preamble of this Agreement.

AIREA: The American Institute of Real Estate Appraisers, or any successor organization.

Allocation Schedule: As defined in Section 2.1.

Anti-Terrorism Laws: Any applicable laws, statutes and regulations relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws, statutes and regulations comprising or implementing the Bank Secrecy Act, and the laws, statutes and regulations administered by OFAC.

Award: All compensation, sums or anything of value awarded, paid or received from a total or partial Condemnation.

Bankruptcy Code: Chapter 11 U.S.C. § 101, et seq.

Base Interest Rate: A per annum rate equal to Seven and One-Half Percent (7.5%), as adjusted from time to time in accordance with the Note.

Blocked Person: Any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “security blocked person” on the OFAC List.

Borrower: As defined in the preamble to this Agreement.

Borrower Parties: As defined in Section 21.7(b).

Business: With respect to each of the Properties, the primary operation of a healthcare facility thereon and ancillary facilities related thereto, in each case, the engagement in and pursuit and conduct of any business venture or activity incident thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which money centers in the City of New York, New York are authorized or obligated by law or executive order to close.

Capital Additions: With respect to each Property, (a) extraordinary renovations or expansions of buildings, structures or other improvements currently located on that Property (or on additional parcels added to such Property), (b) the addition of one or more parcels of land to such Property (whether by purchase or ground lease), or (c) the addition of one or more new buildings or additional structures placed on such Property or any such additional parcels of land, including, without limitation, the construction of a new wing or new story.

Capital Lease Obligations: With respect to any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Carney Borrower: Steward Carney Hospital, Inc., a Delaware corporation, together with its successors and permitted assigns.

Carney Facility: That certain one hundred fifty-nine (159)-licensed bed general acute care hospital facility operated at the Carney Land, commonly known as “Carney Hospital.”

Carney Land: That certain real property located in Suffolk County, Massachusetts more particularly described on Exhibit A-1 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Carney Borrower: Steward Carney Hospital, Inc., a Delaware corporation, together with its successors and permitted assigns.

Carney Lender: MPT of Dorchester-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Carney Property: The Carney Land and related Leased Improvements located thereon relating to the Carney Facility.

Cash Collections: Any and all payments received for patient related services that are posted to Borrower’s accounting system for a Facility, including, without limitation, any such payments received from patients, insurance companies, managed care and preferred provider organizations, Medicaid, Medicare, or other payors.

Casualty Impacted Property: As defined in Section 10.1.

CERCLA: As defined in the definition of “Hazardous Materials Laws.”

Change of Control Transaction: Shall mean (i) Steward Health ceasing to own in the aggregate, directly or indirectly, one hundred percent (100%) of the voting Equity Interests of any Facility Borrower, or (ii) a majority of the voting Equity Interests of Steward Health or Steward Health Care Holdings, LLC are sold or transferred to a Person, and, following such sale or transfer, (A) such Person is not a Qualified Transferee or, (B) after giving pro forma effect to such sale or transfer, there exists a breach of Section 14.1(k) or (l), without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, neither without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, neither (i) the sale or transfer of Equity Interests of Steward Health or Steward Health Care Holdings, LLC between or to the existing holders of the Equity Interests of Steward Health or Steward Health Care Holdings, LLC, as of the date hereof, (ii), the sale or transfer of Equity Interests held directly or indirectly by Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus Capital Management”), between or to any other fund or managed account that, directly or indirectly, is controlled by Cerberus Capital Management, (iii) the sale or transfer of Equity Interests held directly or indirectly by Ralph de la Torre, M.D. between or to any other Person for which Ralph de la Torre, M.D. owns, beneficially, directly or indirectly, 51% or more of the outstanding capital stock, shares or Equity Interests of such Person, nor (iv) a Qualified Public Offering shall constitute a Change of Control. For the avoidance of doubt, the entering into a written agreement or the granting of an option to acquire Equity Interests or the issuance of debt convertible into Equity Interests shall be deemed to be the issuance of Equity Interests for purposes of determining whether a Change of Control Transaction has occurred. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise.

Claim: As defined in Section 5.4(c).

Closing Date: The date hereof.

CMS: As defined in Section 5.2(a).

Code: The United States Internal Revenue Code of 1986, as amended through the date hereof, and all regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Collateral: Collectively, the Real Property, the Personal Property, and all other properties or assets of Borrower and its Affiliates that are subject or shall be subject to any lien, security interest, or other encumbrance pursuant to the Loan Documents, the Security Agreement, the Lease Assignments, the Pledge Agreement and certain other Obligation Documents.

Condemnation: Either (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (b) a voluntary sale or transfer by any Facility Borrower to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending, in all of the foregoing cases with respect to any portion of the Real Property.

Condemnor: Any public or quasi-public authority having the power of Condemnation.

Consolidated Fixed Charges: For any period, for Steward Health and its Subsidiaries on a consolidated basis, an amount equal to the sum for such period of (a) scheduled rent payments, plus, (b) consolidated interest charges, plus (c) consolidated maintenance capital expenditures, plus (d) scheduled principal payments of consolidated funded debt.

CPI: The Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). If the Consumer Price Index is discontinued or revised during the Loan Term, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.

Credit Enhancements: With respect to each Property, all security deposits, security interests, letters of credit, pledges, guaranties, prepaid rent or other sums, deposits or interests held by any Facility Borrower, if any, with respect to such Property, and the Tenant Leases relating to such Property for the Tenants or subtenants thereunder.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Declarations: As defined in Section 21.8.

Defaulted Property: As defined in Section 14.2(b).

DHS: As defined in Section 5.2(a).

DHHS: As defined in Section 5.2(a).

EBITDAR: For any period of four consecutive fiscal quarters of the Steward Health, Net Income for such period plus, to the extent not otherwise included in the determination of Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period, in an amount representing the earnings for the applicable period that such proceeds are intended to replace; plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) rent expense for realty for such period, (v) (A) any non-cash extraordinary expenses, losses or charges for such period, (B) any severance costs or early retirement expenses incurred or paid in such period, and (C) any other unusual or non-recurring expenses, losses or charges for such period provided the aggregate amount of items in this clause (C) shall not exceed (I) $35,000,000 for any such period ending on or prior to December 31, 2016 and (2) 10% of EBITDAR for any such period ending after December 31, 2016 (without giving effect to the adjustments in this clause (v)(C) or clauses (x) and (y) of clause (xiv)(B) below), (vi) any expenses, losses or charges from disposed, abandoned or discontinued operations for such period, (vii) any other non-cash expenses, losses or charges for such period (but excluding any non-cash expense, loss or charge in respect of an item that was included in Net Income in a prior period and any non-cash expense, loss or charge that relates to the write-down or write-off of inventory), (viii) any up-front fees, transaction costs, commissions, expenses, premiums or charges incurred or paid prior to the date of this Agreement related to the issuance of Equity Interests, any investment, any acquisition, any asset sale or other disposition, any recapitalization or any incurrence of Indebtedness (in each case whether or not consummated) during such period, including (A) such fees, expenses or charges related to this Agreement or the ABL Credit Agreement and any amendment or other modification of this Agreement or the ABL Credit Agreement and (B) such fees, expenses or charges incurred or paid in such period prior to the date of this Agreement by Steward Health or any of its Subsidiaries in connection with any acquisition consummated by the Steward Health or any of its Subsidiaries prior to the date of this Agreement, (ix) any non-cash interest expense for such period in respect of any Plan, (x) any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuations or studies, (xi) any net working capital adjustment, earn-out or other deferred purchase price payment incurred in connection with any investment permitted under this Agreement or any investment consummated prior to the date of this Agreement, and paid or accrued during such period, (xii) any management, monitoring, consulting or advisory fees or expenses paid to Cerberus Capital Management, L.P. or any of its Affiliates (or any accruals relating to such fees and expenses) during such period to the extent otherwise permitted under this Agreement, (xiii)(A) any charge, expense or loss to the extent that a corresponding amount is received in cash by Steward Health or any of its Subsidiaries from a Person other than Steward Health Care Holdings, LLC or any of its Subsidiaries under any agreement or insurance providing for reimbursement of such expense or (B) any charge, expense or loss with respect to any liability or casualty event, business interruption or product recall to the extent covered by insurance proceeds received in cash during such period, and (xiv)(A) any up-front fees, transaction costs, commissions, expenses, premiums or charges incurred or paid on or after the date of this Agreement related to the issuance of Equity Interests, any investment, any acquisition, any asset sale or other disposition, any recapitalization or any incurrence of Indebtedness permitted hereunder (in each case whether or not consummated) during such period, including (I) such fees, expenses or charges related to this Agreement or the ABL Credit Agreement and any amendment or other modification of this Agreement or the ABL Credit Agreement and (II) such fees, expenses or charges incurred or paid in such period on or after the date of this Agreement by Steward Health or any of its Subsidiaries in connection with any acquisition consummated by Steward Health or any of its Subsidiaries prior to the date of this Agreement and (B) the amount of (I) any restructuring charges or reserves or non-recurring integration costs or business optimization expenses for such period, including any one-time costs incurred in connection with acquisitions permitted by this Agreement and costs related to the closure and/or consolidation of facilities (including costs relating to initiatives aimed at profitability) and (II) any net cost savings and synergies projected by the Steward Health in good faith to be realized as a result of specified actions taken prior to or during such period or to be taken within the first twelve months following of the end of such period; provided that in no event shall the sum of (x) the aggregate amounts under clause (xiv)(B) plus (y) the aggregate amount of any fees, costs, expenses, premiums or charges payable in respect of liabilities or fines paid or payable by Steward Health or its Subsidiaries pursuant to the Stark law (also known as the physician self-referral law) included in any calculation pursuant to this clause (a), exceed 15% of EBITDAR for such period (without giving effect to the adjustments described in the foregoing clauses (x) and (y)); minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash expenses, losses or charges described in clause (a)(vii) taken in a prior period, (ii) any extraordinary gains and any extraordinary non-cash items of income for such period, all calculated for Steward Health and its Subsidiaries on a consolidated basis and (iii) any gains or income from disposed, abandoned or discontinued operations for such period (without giving effect to the financial results or accounts of the Excluded Subsidiaries) in accordance with GAAP.

Environmental Indemnification Agreement: That certain Environmental Indemnification Agreement, dated as of the date hereof, executed and delivered by each Guarantor to and in favor of Lender and certain of its Affiliates, as the same may be amended, modified and/or restated from time to time.

Equity Cure Expiration Date: As defined in Section 14.1.

Equity Cure Right: As defined in Section 14.1.

Equity Interests: With respect to any Person, the voting power, ownership, or other equitable interests of such Person, including any interest represented by any capital stock, convertible or participating debt instruments, membership interest, partnership interest, or any similar interest therein.

Equity Purchase Agreement: That certain Equity Purchase Agreement, dated as of September 26, 2016, among Steward Health, MPT and certain of their respective Affiliates, as the same may be modified, amended or restated from time to time.

Escrow Invoice: As defined in Section 3.1.

Existing Leases: As defined in Section 12.3.

Event of Default: As defined in Section 14.1.

Excluded Subsidiary: Any now existing or hereafter acquired direct or indirect subsidiary of a Steward Health, if (a) such subsidiary is identified on Exhibit D, (b) such subsidiary is not wholly-owned by Steward Health or any of its Subsidiaries and Steward Health or its Subsidiaries own in aggregate less than 80% of the voting stock of such subsidiary, (c) such subsidiary is a controlled foreign corporation (as that term is defined in the Code), (d) such subsidiary is organized as a non-profit corporation and does not distribute its surplus funds to its equity-holders or (e) such subsidiary is prohibited by applicable law from being, or otherwise requires the consent of any Governmental Body (which has not been obtained after Steward Health has used commercially reasonable efforts to obtain such consent) having jurisdiction over it to be, joined as a Borrower hereunder or under any other Obligation Document.

Facility: Each of the Carney Facility, the Holy Family Facility, the Nashoba Facility, and the Norwood Facility, sometimes collectively referred to as the “Facilities.”

Facility Borrower: The Carney Borrower, with respect to the Carney Property; the Holy Family Borrower, with respect to the Holy Family Property; the Nashoba Borrower, with respect to the Nashoba Property; the Norwood Borrower, with respect to the Norwood Property; and the Borrower party thereto, with respect to any New Property.

Facility Instrument: A note (whether secured or unsecured), loan agreement, credit agreement, guaranty, security agreement, mortgage, deed of trust or other agreement pursuant to which a Facility Lender has provided financing to Lender in connection with the Real Property or any part thereof, or financing provided to Borrower, if such financing is provided by Lender or any Affiliate of Lender (other than any Obligor), or in connection with a Capital Addition, and any and all renewals, replacements, modifications, supplements, consolidations and extensions thereof.

Facility Lender: A holder (which may include any Affiliate of Lender) of any Facility Instrument.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable therewith), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Financial Statements: For any fiscal year or other accounting period for the applicable Person, balance sheets, statements of operations and capital accounts, and statements of cash flows setting forth in comparative form the corresponding figures for the year-earlier fiscal period, all prepared in accordance with GAAP.

Fixtures: All equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and that are, in each case, permanently affixed to the Land, or affixed or incorporated into the buildings and structures on the Land, including, without limitation, all affixed furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

Force Majeure: As defined in Section 21.9.

GAAP: Generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

Governmental Body: Any United States federal, state or local, or any supra national or non U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body, in each case of competent jurisdiction, including the Securities and Exchange Commission.

Guarantor: Steward Health, its successors and permitted assigns.

Guaranty: That certain Guaranty, dated as of the date hereof, executed and delivered by Guarantor in favor of Lender and certain of its Affiliates, as the same may be modified, amended, restated and/or supplemented from time to time.

Hazardous Materials: Any substance deemed hazardous under any Hazardous Materials Laws, including without limitation, asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, lead and lead-based paints, radon, and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Laws.

Hazardous Materials Laws: Each federal, state and local law and regulation relating to pollution or protection of the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, and the regulations, orders, and decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

Health Benefit Laws: Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation and coordination of benefits.

Health Compliance Laws: All applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by an applicable Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

Healthcare Laws: Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

Holy Family Borrower: Steward Holy Family Hospital, Inc., a Delaware corporation, together with its successors and permitted assigns.

Holy Family Facility: That certain one hundred twenty-four (124)-licensed bed general acute care hospital facility operated at the Holy Family Land, commonly known as “Merrimack Valley Hospital.”

Holy Family Land: That certain real property located in Essex County, Massachusetts, as more particularly described on Exhibit A-3 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Holy Family Lender: MPT of Methuen-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Holy Family Property: The Holy Family Land and related Leased Improvements located thereon relating to the Holy Family Facility.

HIPAA: The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

Impartial Appraiser: As defined in Section 9.1(a).

Impositions: Collectively, with respect to each Property, all civil monetary penalties, fines and overpayments imposed by state and federal regulatory authorities, all Real Estate Taxes, all state and local sales and use taxes, single business, gross receipts, transaction privilege, rent or similar taxes, all assessments, charges and costs imposed under the Permitted Exceptions (including, without limitation, all penalties, fines, damages, costs and expenses for any violation of or a default under any of the Permitted Exceptions), Massachusetts excise taxes, franchise taxes (including but not limited to taxes based on capital, net worth or assets), license, business entity, annual report, registration and statutory representation fees and other taxes imposed on any business entities, including limited partnerships, limited liability companies and other “pass through” entities, and any such items imposed on Lender or Lender’s Affiliates (including Lender’s parent organizations), all assessments for utilities, public improvements or benefits, ground rents, water, wastewater, sewer, sanitary sewer or other rents and charges, excises, tax levies, fees (including, without limitation, impact, development, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of such Property, the Loan Obligations relating thereto (including all interest and penalties thereon due to any failure in payment by Borrower), and all other reasonable out-of-pocket fees, costs and expenses which at any time prior to, during or in respect of the Loan Term may be charged, assessed or imposed on or in respect of or be a lien upon (a) Lender or Lender’s Lien or interest in such Property, (b) such Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, such Property or the leasing or use of such Property or any part thereof. Notwithstanding any provision hereof to the contrary, nothing contained in this Agreement shall be construed to require Borrower to pay any tax based on net income (whether denominated as a financial institutions or other tax) imposed on Lender, including, but not limited to, any franchise tax or business entity tax (other than any components of such tax which constitute a franchise or capital tax), or (2) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Lender is located, or (3) any transfer tax of Lender, or (4) any tax imposed with respect to the sale, exchange or other disposition by Lender of any Property or the proceeds thereof, or (5) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed upon request of Borrower to deliver initial or updated forms to determine Lender’s withholding status including, without limitation, IRS Forms W-9, W-8BEN-E, W-8BEN, W-BECI or any similar or replacement forms, as applicable, or (6) any United States withholding tax imposed by FATCA, or (7) any interest, additions to tax or penalties in respect of the foregoing clauses (1) through (6), or (8) except as expressly provided elsewhere in this Agreement, any principal or interest on any Lien on any Property, except to the extent that any tax, assessment, tax levy or charge which Borrower is obligated to pay pursuant to the first sentence of this definition and which is in effect at any time during the Loan Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

Improvements: All buildings, structures, Fixtures and other improvements of every kind, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, including, without limitation, any such items constituting Capital Additions, and all hereditaments, easements, rights of way and other appurtenances related thereto.

Indebtedness: With respect to any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables and other accounts payable in each case, incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, (g) all Steward Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out and (l) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Information Privacy and Security Laws: HIPAA and any other laws concerning the privacy and/or security of personal information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

Insurance Premiums: As defined in Section 3.4.

Insurance Requirements: All terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy.

Intercreditor Agreement: That certain Intercreditor Agreement, dated as of the date hereof, among Lender, the MPT Lessors and Citibank, N.A. (as administrative agent on behalf of itself and the other lenders under the ABL Credit Agreement), as the same may be modified, amended or restated from time to time.

Interest Expense: For any period, total interest expense (including that attributable to Capital Lease Obligations) of Steward Health and its Subsidiaries for such period with respect to all outstanding Indebtedness of Steward Health and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under any Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, calculated on a consolidated basis for Steward Health and its Subsidiaries for such period in accordance with GAAP.

Joint Commission: As defined in Article XIII.

Land: That certain real property more particularly described on Exhibits A-1 et seq. attached hereto and incorporated herein by reference, each together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto, and any other parcel of land acquired or leased and made subject to this Agreement.

Late Payment Penalty: Shall mean an amount equal to the product of Five Percent (5%) and the amount of any overdue and unpaid amount under this Agreement.

Lease Assignments: Those certain Assignments of Rents and Leases, dated as of the date hereof, executed and delivered by each Facility Borrower to and in favor of Lender, as each may be amended, modified and/or restated from time to time.

Legal Requirements: With respect to each Property and the conduct of the Business thereon, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Property, Borrower’s operation of the Business on such Property, or the construction, use or alteration of such Property (including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973), whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications, or alterations in or to such Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, variances, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Property.

Lender: As defined in the preamble to this Agreement.

Lender Parties: As defined in Section 21.7(a).

Lender’s Notice Address: As defined in Section 9.3(c).

Licenses: As defined in Section 5.2.

Lien: Any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest or other encumbrance of any kind or nature whatsoever.

LLC Agreement: That certain Fifth Amended and Restated Limited Liability Company Agreement of Steward Health, dated as of the date hereof, as the same may be modified, amended or restated from time to time.

Loan: As defined in the recitals to this Agreement.

Loan Documents: Collectively, this Agreement, the Note, the Mortgages and the Lease Assignments, as each may be modified, amended, restated or supplemented from time to time.

Loan Obligations: All present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to or on account of the provisions of this Agreement and all other Loan Documents, including, without limitation, the obligations and liabilities of Borrower (a) to pay the principal of and interest on the Note in accordance with the terms thereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor; (b) to pay, repay or reimburse Lender for all amounts owing hereunder or under any of the other Loan Documents, including any reimbursement obligations; and (c) to perform its obligations under this Agreement and the other Loan Documents.

Loan Term: The period from the Closing Date until the Termination Date.

Major Event of Default: The occurrence of (i) an Event of Default under clause (a), (e), (k) or (l) of Section 14.1; (ii) an Event of Default by the Guarantor under clause (c) or (g) of Section 14.1; or (iii) a “Major Event of Default” under and as defined in the Master Lease.

Management Agreement: Any contract or agreement for the provision of management services to a Facility Borrower with respect to the operation of a healthcare facility on the applicable Property.

Management Company: Any person, firm, corporation or other entity or individual who or which will provide management services to a Facility Borrower with respect to the operation of a healthcare facility on a Property.

Master Lease: That certain Master Lease Agreement, dated as of the date hereof, by and among the MPT Lessors and the Master Lessee Affiliates, as modified, amended or restated from time to time.

Master Lessee Affiliates: Collectively, Steward St. Elizabeth’s Medical Center of Boston, Inc., Steward Holy Family Hospital, Inc., Steward Good Samaritan Medical Center, Inc., Steward St. Anne’s Hospital Corporation, and Morton Hospital, A Steward Family Hospital, Inc., each a Delaware corporation.

Material Obligation: Any obligation of the Guarantor or any Facility Borrower (other than any obligations owing to Lender or any of its Affiliates) which is in excess of Fifty Million and No/100 Dollars ($50,000,000.00).

Maturity Date: As defined in the Note.

Medicaid: The medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

Medical Waste: The medical waste of each Facility, including, but not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq. (“MWTA”), and applicable state law.

Medical Waste Laws: Each federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste, including regulations promulgated and orders issued thereunder, all as may be amended from time to time, including without limitation, the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA § 1401 et seq., The Occupational Safety and Health Act, 29 USCA § 651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119.

Medicare: The health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

Monthly Escrow Amount: As defined in Section 3.1.

Mortgages: Collectively, (a) that certain Mortgage, Security Agreement and Fixture Filings, dated as of the date hereof, executed by Carney Borrower, (b) that certain Mortgage, Security Agreement and Fixture Filings, dated as of the date hereof, executed by Holy Family Borrower, (c) that certain Mortgage, Security Agreement and Fixture Filings, dated as of the date hereof, executed by Nashoba Borrower and (d) that certain Mortgage, Security Agreement and Fixture Filing, dated as of the date hereof, executed by Norwood Borrower, in each case, as modified, amended or restated from time to time.

Mortgage Loan Amount: For any date of determination, the outstanding principal amount due under the Note.

MPT: MPT Operating Partnership, L.P., an Affiliate of Lender.

MPT Damages: As defined in Section 5.4(c).

MPT Indemnified Parties: As defined in Section 5.4(c).

MPT Lenders: The Carney Lender, with respect to the Carney Property; the Holy Family Lender, with respect to the Holy Family Property; the Nashoba Lender, with respect to the Nashoba Property; the Norwood Lender, with respect to the Norwood Property; and the Lender party thereto, with respect to any New Property.

MPT Lessors: Collectively, jointly and severally, MPT of Methuen-Steward, LLC (in such capacity), MPT of Brighton-Steward, LLC, MPT of Fall River-Steward, LLC, MPT of Brockton-Steward, LLC and MPT of Taunton-Steward, LLC, each a Delaware limited liability company.

MPT Required Provisions: Any covenant, restriction or waivers added to the LLC Agreement and the respective Organizational Documents of Steward Health and any of its Subsidiaries as required under the Real Estate Contract, and any comparable covenant, restriction or waivers added to any Organizational Documents of any Subsidiaries of Steward Health that is formed or organized after the date hereof and becomes an Obligor.

MWTA: As defined in the definition of Medical Waste.

Nashoba Borrower: Nashoba Valley Medical Center, A Steward Family Hospital, Inc. a Delaware corporation, together with its successors and permitted assigns.

Nashoba Facility: That certain seventy-three (73)-licensed bed general acute care hospital facility operated at the Nashoba Land, commonly known as “Nashoba Valley Medical Center.”

Nashoba Land: That certain real property located in Middlesex County, Massachusetts more particularly described on Exhibit A-5 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Nashoba Lender: MPT of Ayer-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Nashoba Property: The Nashoba Land and related Leased Improvements located thereon relating to the Nashoba Facility.

Net Income: For any period, the consolidated net income (or loss) of Steward Health and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Steward Health or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Steward Health or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Steward Health or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Obligation Document), the Organizational Documents or Legal Requirements applicable to such Subsidiary and (d) to the extent treated as income, any incentive payments received by Steward Health and its Subsidiaries from Medicare or Medicaid pursuant to The American Recovery and Reinvestment Act of 2009 relating to expenditures made in respect of electronic health record technology.

Non-Competition Agreement: That certain Non-Competition Agreement, dated as of the date hereof, executed by Steward Health in favor of Lender and certain of its Affiliates, as the same may be amended, modified, and/or restated from time to time.

Non-Permitted Assignee: Any Person identified (i) on Schedule 1-C, (ii) by the Borrower to Lender in writing, subject to Lender’s consent, not to be unreasonably withheld, conditioned or delayed (provided, that, in evaluating Lender’s reasonable consent, Lender may consider such Person’s historical and stated future intentions concerning competitive activities and financial and operational capabilities with respect to such activities), as (A) a Person that is engaged primarily in the operation of hospitals or the business of managed care and (B) a direct competitor of the Obligors, or (iii) any Person that does not then possess the financial ability and wherewithal to satisfy all of the obligations of Lender and MPT Lessors under and pursuant to this Agreement and the Master Lease.

Non-Recourse Party: As defined in Section 21.7(b).

Note: That certain Promissory Note, dated as of the date hereof, in the original principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00), made jointly and severally by the Facility Borrowers in favor of Lender, as the same may be amended, modified, restated and/or supplemented from time to time.

Norwood Borrower: Steward Norwood Hospital, Inc., a Delaware corporation, together with its successors and permitted assigns.

Norwood Facility: That certain two hundred twenty-eight (228)-licensed bed general acute care hospital facility operated at the Norwood Land, commonly known as “Norwood Hospital.”

Norwood Land: That certain real property located in Norfolk County, Massachusetts more particularly described on Exhibit A-6 attached hereto and made a part hereof by reference and incorporation, together with all hereditaments, easements, mineral rights, rights of way and other appurtenances related thereto.

Norwood Lender: MPT of Norwood-Steward, LLC, a Delaware limited liability company, together with its successors and assigns.

Norwood Property: The Norwood Land and related Leased Improvements located thereon relating to the Norwood Facility.

Obligation Documents: Individually and collectively, the Loan Documents, the Master Lease, the Real Estate Contract, the LLC Agreement (solely with respect to MPT Required Provisions), the Strategic Agreement, the Guaranty, the Pledge Agreement, the Security Agreement, the Environmental Indemnification Agreement, and the Non-Competition Agreement, and all other leases, promissory notes, and agreements entered into between Lender or any Affiliate of Lender, on the one hand, and any Facility Borrower, Guarantor or any of their respective Affiliates, on the other hand, relating to the transactions contemplated under this Agreement and the Master Lease, as any of the same may be modified, amended or restated from time to time; provided, however, that the Equity Purchase Agreement shall be excluded from the Obligation Documents for purposes of this Agreement.

Obligors: Collectively, Borrower, the Master Lessee Affiliates and the Guarantor, and their successors and permitted assigns.

OFAC: The U.S. Department of Treasury Office of Foreign Assets Control.

OFAC List: The list of specially designated nationals and blocked persons subject to financial sanctions that is maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained and published by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

Off-Balance Sheet Liability: With respect to any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

Officer’s Certificate: With respect to each Facility Borrower, a certificate of such Facility Borrower signed by the representative(s) authorized to so sign by the governing body of such Facility Borrower, or any other Person whose power and authority to act has been properly authorized.

OIG: As defined in Section 13.1.

Operating Agreements: With respect to each Facility Borrower, all material written agreements that exceed $7,500,000 annually to which such Facility Borrower is a party with respect to the ownership, operation or management of the Business at a Property, including, without limitation, any and all service and maintenance contracts, management agreements, equipment leases, consulting agreements, laboratory servicing agreements, pharmaceutical contracts and physician, other clinician or other professional services provider contracts , but excluding employment contracts and any Participation Agreements, as the same may from time to time be terminated, amended, restated, supplemented, renewed or modified.

Option: As defined in Section 15.1.

Option Closing Date: As defined in Section 15.3.

Option Event: As defined in Section 15.1.

Option Notice: As defined in Section 15.1.

Option Period: As defined in Section 15.1.

Option Property: As defined in Section 15.1.

Organizational Documents: With respect to any Person, the articles of incorporation or organization, certificate of incorporation or formation or other formation document, together with all other documents creating and governing such Person, including stockholder agreements, limited liability company or operating agreements, partnership agreements and bylaws.

Overdue Rate: On any date, the Base Interest Rate plus Five Percent (5%).

Participation Agreements: With respect to each Facility Borrower, all material third-party payor participation or reimbursement agreements that exceed $7,500,000 annually, and provider numbers and provider agreements, to which such Facility Borrower is a party relating to rights to payment or reimbursement from, and claims against, private insurers, managed care plans and contracts, employee assistance programs, Blue Cross and/or Blue Shield, governmental authorities, Medicare, Medicaid and TRICARE, and other third-party payors, as the same may from time to time be terminated, amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

Patriot Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as the same may be amended, modified or restated from time to time.

Permitted Exceptions: The matters set forth in Exhibit B-1 et seq.

Person: An individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

Personal Property: With respect to a Facility Borrower, all of such Facility Borrower’s consumable inventory and supplies, machinery, equipment, furniture, furnishings, trailers, movable walls or partitions, computers, trade fixtures and other tangible or intangible personal property (including all such items not permanently affixed to the applicable Property), currently owned and acquired after the execution of this Agreement, and necessary, used, or useful in the operation of the applicable Facility, but excluding any items within the definition of Fixtures.

Plan: Any employee pension benefit plan (other than a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pledge Agreement: That certain Pledge Agreement, dated as of the date hereof, by and among the “Pledgors” (as defined therein), the other “Pledged Obligors” (as defined therein), Lender and certain of its Affiliates, as the same may be modified, amended or restated from time to time.

Portfolio Sale: Any (i) sale, transfer, assignment or conveyance by Medical Properties Trust, Inc., MPT, any Facility Lender or any of their respective Affiliates of a group or portfolio of healthcare facilities that includes certain Steward Assets that are proposed to be included in such sale, transfer, assignment, or conveyance and other healthcare facilities (the “Proposed Portfolio Transaction”); provided, that, the aggregate lease or loan amounts allocated under the Real Estate Contract (or similar future agreement) to such Steward Assets that are proposed to be included in such sale, transfer, assignment or conveyance are (a) greater than $100,000,000, and (b) less than twenty percent (20%) of the aggregate purchase price of such Proposed Portfolio Transaction, or (ii) as applicable, sale of equity, merger, combination, sale of all or substantially all of the assets of or similar transaction involving Medical Properties Trust, Inc., MPT, or their respective Affiliates and any other Person.

Proposed Portfolio Transaction: As defined in the definition of “Portfolio Sale.”

Primary Intended Use: As defined in Section 4.2.

Properties; Property: Individually and collectively, the Carney Property, the Holy Family Property, the Nashoba Property and the Norwood Property.

Purchaser: As defined in Section 15.1.

Qualified Public Offering: A public offering by Steward Health or any entity into which Steward Health is merged, converted or consolidated into or to which the Equity Interests of Steward Health are contributed, as determined by Steward Health’s board as being advisable or convenient to create a suitable vehicle for a public offering (the resulting entity, the “Public Corporation”), of the Equity Interests in Steward Health or any Public Corporation, which public offering is registered with the United States Securities and Exchange Commission.

Qualified Transferee: A Person that, at the date of determination:

(a)	is a Person, or an Affiliate of a Person, that owns or operates, or has owned and/or operated, procures the services of a Person that has owned or operated, (i) at least six (6) hospitals or (ii) one (1) or more hospitals having an aggregated annual net revenue of $500,000,000 or more;

(b)	has not, and neither have any of such Person’s senior officers or directors: (A) had any license or certification to operate any healthcare facility or any other similar business irrevocably revoked by any Governmental Authority, or caused any such revocation, due to any actual fault, (B) been found to have been grossly negligent or to have committed willful or intentional misconduct in any lawsuit alleging any wrongdoing by such Person or any of such senior officers, directors, shareholders or members relating to patient care, (C) been permanently excluded from providing services in connection with the operation of any healthcare facility or any other similar business by any applicable state healthcare licensing authority, or (D) been permanently excluded or restricted from participation in Medicare, Medicaid or any other governmental payor program; and (ii) has not, and neither have any of such Person’s senior officers or directors, been the subject of a pending investigation or proceeding within the past 5 years that is reasonably likely to result in any of the foregoing; and

(c)	has not: (i) made an assignment of all or substantially all of its property for the benefit of creditors, (ii) had a receiver, trustee or liquidator appointed for any of its property (unless such appointment was discharged within 60 days after the date of such appointment), (iii) filed a voluntary petition under any federal bankruptcy law or state Legal Requirements to be adjudicated as bankrupt or for any arrangement or other debtor’s relief, or (iv) had an involuntary filing of such a petition against any such Person by any other Person (unless such petition was dismissed within 90 days after filing).

RCRA: As defined in the definition of “Hazardous Materials Laws.”

Real Estate Contract: That certain Real Property Asset Purchase Agreement, dated as of September 26, 2016, by and among Steward Health and certain of its Affiliates, Borrower, MPT, Lender and the MPT Lessors, as the same may be amended, modified and/or restated from time to time.

Real Estate Taxes: All taxes, assessments and special assessments, and dues which are levied or imposed upon the Real Property.

Real Property: The Land and the Improvements.

Realty Payments: For any period, the sum of the payment obligations of Steward Health and its Subsidiaries under (a) the Note, (b) the Master Lease, and (c) under any other hospital real estate lease or mortgage loan with any other Person.

SARA: As defined in the definition of “Hazardous Materials Law.”

Scheduled Monthly Payment: As defined in the Note.

Security Agreement: That certain Security Agreement, dated as of the date hereof, among Borrower, the Master Lessee Affiliates, Lender and certain of its Affiliates, as the same may be modified, amended, restated or supplemented from time to time.

Specified Equity Contribution: As defined in Section 14.1.

State Regulatory Authorities: As applicable to each Facility, the state licensing and certification agencies, together with all applicable statutes and regulations, related to the licensure and operation of healthcare facilities in each respective state.

Steward Assets: Those properties leased which are leased by MPT or any of its Affiliates to Steward Health or any of its Subsidiaries, and those properties which are subject to a mortgage loan from MPT or any of its Affiliates to Steward Health or any of its Subsidiaries.

Steward Guarantee: With respect to any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Steward Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Steward Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Steward Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Steward Health: Steward Health Care System LLC, a Delaware limited liability company.

Strategic Agreement: That certain Strategic Agreement, dated as of the date hereof, between Steward Health and MPT, as the same may be modified, amended or restated from time to time.

Subsidiary or Subsidiaries: With respect to any Person, any other Person, of which an amount of the voting securities, voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which), is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

Swap Agreement: Any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Steward Health or its Subsidiaries shall be a Swap Agreement.

Taking: A taking or voluntary conveyance during the Loan Term of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding threatened or affecting such portion of the Real Property.

Tenant(s): The lessees, tenants, licensees, sublessees or subtenants under the Tenant Leases, if any.

Tenant Leases: All written leases, subleases, licenses and other rental agreements (now or hereafter in effect) with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000), if any, including any Existing Leases, pursuant to which any Facility Borrower has granted a possessory interest in and to any space in or any part of the Real Property or that otherwise provide possessory rights with respect to the Real Property, and all Credit Enhancements, if any, held in connection therewith.

Terminated Property: As defined in Section 14.2(f).

Termination Date: The date on which the Loan Obligations (including principal, interest, fees and other charges (including any such interest, fees and other charges accruing during or that would have accrued but for the commencement of any bankruptcy or other insolvency proceeding, whether or not allowed or allowable in such proceeding)), but excluding unasserted contingent indemnification obligations, have been paid in full in cash to Lender (including, for the avoidance of doubt, in connection with a payment pursuant to Section 15.3).

Third Party Contractor: As defined on Schedule 6.3.

Traco: As defined in Section 9.1(a).

Transfer Requirements: As defined in Section 14.3(d).

Unsuitable for Its Use or Unsuitable for Its Primary Intended Use: As used anywhere in this Agreement, the terms “Unsuitable for Its Use” or “Unsuitable for Its Primary Intended Use” shall mean that, with respect to any Property or part thereof, by reason of damage or destruction or a partial Taking by Condemnation, such Property cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, all relevant factors (including, without limitation, anticipated repairs and/or restorations), and the effect of such damage or destruction or partial Taking.

USPAP: The Uniform Standards of Professional Appraisal Practice, as amended from time to time.

Section 1.2.    Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. For all purposes hereunder and under any other Loan Document, whenever reference is made to “continuance” or “continuation” of an Event of Default (or words of similar import), such reference shall mean that the relevant Event of Default has not been waived in writing by the Lender (or Affiliate of Lender) or (as to any Event of Default that is subject to cure) cured within the applicable cure period.

Section 1.3.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Defined terms and calculations in connection with the covenants and other provisions of this Agreement, including Section 14.1(k) and (l), shall be based upon and utilize GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 13.1(c)(i)-(iii). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, operating leases in effect on the date of this Agreement shall continue to be classified and accounted for as such for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

Section 1.4.    Certain Matters Relating to References to Real Property. References herein to “a portion” of the Real Property (or words or phrases of similar import) shall mean, unless the context clearly indicates otherwise, a specific Property.

ARTICLE II

THE LOAN

Section 2.1.    The Loan. Based upon the representations, warranties and covenants of Borrower as set forth herein, and subject to the terms and conditions hereinafter set forth, as of the Closing Date, Lender has loaned and advanced to Borrower, on a joint and several basis, the principal amount of Six Hundred Million and No/100 Dollars ($600,000,000.00) and, at the instruction of Borrower, such proceeds have been distributed between the Facility Borrowers as set forth on Schedule 2.1 (the “Allocation Schedule”).

Section 2.2.    The Note. In addition to being subject to all the terms and conditions of this Agreement, the Loan is evidenced by, and shall bear interest, be repaid and be subject to such other terms and conditions as are set forth in the Note. All payments to be made by Borrower under the Note shall be made in lawful money of the United States of America by wire transfer in immediately available and freely transferable funds, and any such payments received by Lender prior to 2:00 p.m. local time on a Business Day in Birmingham, Alabama shall be credited prior to close of business, while other payments may, at the option of Lender, not be credited until immediately available to the Lender prior to 2:00 p.m. local time at said place of payment on a day on which Lender is open for business.

Section 2.3.    Security and Credit Enhancement. The Loan Obligations are fully guaranteed by the Guaranty and secured pursuant to the Loan Documents and certain of the other Obligation Documents.

ARTICLE III

ADDITIONAL CHARGES AND IMPOSITIONS

Section 3.1.    Additional Charges. In addition to the payments owed under the Note, Borrower shall pay and discharge as and when due and payable (a) all other amounts, liabilities, obligations and Impositions which such Facility Borrower assumes or agrees to pay under the Loan Documents, and all other amounts, liabilities, obligations and Impositions related to the ownership, use, possession and operation of the Real Property, including, without limitation, all costs of owning and operating each Facility, all Real Estate Taxes, Insurance Premiums, maintenance and capital improvements, all violations of and defaults under any of the Permitted Exceptions, and all licensure violations, civil monetary penalties and fines (except to the extent such violations, defaults, penalties or fines are caused by the gross negligence or willful misconduct of Lender), and (b) in the event of any failure on the part of Borrower to pay any of those items referred to in clause (a) above, Borrower will also promptly pay and reimburse Lender and/or its Affiliates for all such amounts paid by Lender and/or its Affiliates and promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lender shall have all legal, equitable and contractual rights, powers and remedies provided in the Loan Documents, by statute or otherwise, in the case of non-payment of the Additional Charges, as in the case of the Scheduled Monthly Payments. If any Scheduled Monthly Payment or Additional Charges shall not be paid within ten (10) days after the applicable due date, Borrower, in addition to all other obligations hereunder, shall pay to Lender on demand as Additional Charges, a late charge computed at the Overdue Rate on the amount of such installment from the due date of such installment to the date of payment thereof, and a Late Payment Penalty with respect to such installment. To the extent that Borrower pays any Additional Charges to Lender pursuant to clause (b) above or pursuant to any other requirement of the Loan Documents, Borrower shall be relieved of its obligation to pay such Additional Charges to the Person to which they would otherwise be due. If required by Lender following the occurrence and continuance of an Event of Default, then, upon written request to Borrower, Borrower shall make monthly payments to Lender in such amounts as Lender shall estimate to be necessary to pay any Real Estate Taxes and/or some or all Insurance Premiums. If Lender exercises this option, it shall include in its written request an invoice in reasonable detail (the “Escrow Invoice”) specifying the amount to be paid on account of Real Estate Taxes and/or Insurance Premiums (the “Monthly Escrow Amount”). Borrower shall pay to Lender the Monthly Escrow Amount on the first (1st) day of each month after receipt of the initial Escrow Invoice. At any time, with at least five (5) Business Days’ notice prior to the end of any month during the Term, Lender may deliver to Borrower a substituted, adjusted or amended Escrow Invoice providing for a new Monthly Escrow Amount, and thereafter Borrower shall pay the revised Monthly Escrow Amount on the first (1st) day of the each succeeding month (subject to further adjustment as provided for in this sentence). Any sums paid to Lender pursuant to this Section 3.1 shall bear interest and may not be commingled with Lender’s books and accounts, and upon the occurrence and continuance of an Event of Default hereunder, may be applied by Lender to all sums owed by Borrower or any Affiliate of Borrower to Lender or any Affiliate of Lender relating to the Loan Obligations (provided, that prior to an Event of Default, Lender shall use any amounts so paid to pay the relevant Real Estate Taxes and Insurance Premiums, as applicable, in each case prior to delinquency). Lender shall refund to Borrower at the end of the Loan Term, provided that no Event of Default then exists, any such remaining amounts collected in excess of the amounts ultimately required to pay the relevant Real Estate Taxes or Insurance Premiums. Nothing in this Section 3.1 limits the provisions of Article XIX.

Section 3.2.    Payment of Impositions. Subject to and without limiting Article VIII relating to permitted contests, Borrower will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or assessing authorities, unless, in the case of escrows and deposits, such Impositions are required to be paid to Lender or a Facility Lender as provided in Section 3.1, and Borrower will promptly furnish to Lender copies of official receipts or other satisfactory proof evidencing such payments. Borrower’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date that any such Imposition becomes a Lien upon the Real Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Borrower may, without Lender’s consent, exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Loan Term (subject to and without limiting Borrower’s right of contest pursuant to Article VIII and subject to the requirement to pay escrows and deposits as required in Section 3.1) as the same respectively become due. Lender, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lender’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Borrower, at its sole expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Borrower, the same shall be paid over to or retained by Borrower provided no Event of Default shall have occurred and be continuing. Any such funds retained by Lender due to an Event of Default shall be applied as provided in Article XIV. Lender and Borrower shall, upon request of the other, provide any data (i) that is maintained by the party to whom the request is made and (ii) that pertains to the Real Property, as may be necessary to prepare any required returns and reports. In the event that any Governmental Body classifies any of the Real Property as personal property, Borrower shall file all personal property tax returns in such jurisdictions where it may legally so file and is required to file. Lender, to the extent it possesses the same, and Borrower, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event Lender is legally required to file personal property tax returns, Borrower will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Borrower to file a protest. So long as no Event of Default exists, Borrower may, at Borrower’s sole cost and expense, protest, appeal, or institute such other proceedings as Borrower may deem appropriate to effect a reduction of real estate or personal property assessments and Lender, at Borrower’s expense as aforesaid, shall fully cooperate with Borrower in such protest, appeal, or other action. Billings for reimbursement by Borrower to Lender of personal property Taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

Section 3.3.    Utility Charges. Borrower will contract for, in its own name, and will pay or cause to be paid all charges for electricity, power, gas, oil, sewer, water and other utilities used in connection with the Real Property during the Loan Term, including, without limitation, all impact and tap fees necessary for the operation of the Facilities.

Section 3.4.    Insurance Premiums. Subject to Section 6.1(a), Borrower shall contract for, in its own name, and shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article VI during the Loan Term (the “Insurance Premiums”); provided, however, if required by Lender pursuant to Section 3.1, such Insurance Premiums shall be paid as required under Section 3.1.

ARTICLE IV

GENERAL COVENANTS

From and after the Closing until the Termination Date, Borrower shall observe and perform the following covenants:

Section 4.1.    Borrower’s Personal Property. Borrower, at its expense, shall install, affix, assemble and place on the Real Property the Borrower’s Personal Property. Borrower shall not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed provided that no Event of Default then exists), remove any of Borrower’s Personal Property from the Real Property except for removal (a) of inventory, (b) because of damage, obsolescence, upgrade or replacement or (c) in the ordinary course of Borrower’s Business. Borrower shall provide and maintain during the Loan Term all such Borrower’s Personal Property as shall be necessary to operate each Property in material compliance with all licensure and certification requirements, in material compliance with all applicable Legal Requirements and Insurance Requirements, and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Following either (a) Lender’s foreclosure of the

Mortgages applicable to any one or more of the Properties or (b) Lender’s purchase of any one or more of the Properties in accordance with Article XV, Borrower agrees that all of Borrower’s Personal Property relating to such one or more Properties (for which Lender has authorized removal as provided above) that is not foreclosed or purchased and which is not removed by Borrower within fifteen (15) days following such foreclosure or purchase shall be considered abandoned by Borrower and may be appropriated, sold, destroyed or otherwise disposed of by Lender (at Borrower’s cost) with prior written notice thereof to Borrower, without any payment to Borrower and without any obligation to Borrower to account therefor. Borrower will, at its expense, restore the Real Property and repair all damage to the Real Property caused by the installation or removal of Borrower’s Personal Property, whether affected by Borrower, Lender, any other lender to Borrower, or any Facility Lender.

Section 4.2.    Primary Intended Use. Each Property shall be operated as a healthcare facility and for such other legal ancillary uses as may be necessary in connection with or incidental to such uses and, in each case, subject to all covenants, restrictions, easements and all other matters of record (including those set forth in the Permitted Exceptions) relating to the applicable Property (collectively, the “Primary Intended Use”). Borrower shall be in material compliance with all Legal Requirements and Healthcare Laws and shall maintain all material Licenses and Participation Agreements, including, but not limited to, Medicare and/or Medicaid certifications, provider numbers and agreements, certificates of need, governmental approvals, and full accreditation from all applicable governmental authorities, if any, that are necessary for the operation of the Business with respect to the applicable Property consistent with the Primary Intended Use; provided, however, that the foregoing shall not restrict a Facility Borrower from terminating, amending, restating, extending, supplementing, or modifying any Participation Agreement in the ordinary course or as may be required by any Legal Requirement (other than any termination of any Participation Agreement relating to rights to payment or reimbursement from Medicare, which termination is hereby expressly prohibited).

Section 4.3.    No Changes. Except as expressly authorized herein, Borrower shall not use any Property for any use other than as provided herein, to the extent such change in use or decrease has a material adverse effect on the Primary Intended Use or the ability of the Borrower to meet its obligations under the Note and this Agreement, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.

Section 4.4.    No Interference with Insurance. No use shall be made or permitted to be made of the Real Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Real Property or any part thereof, nor shall Borrower sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Real Property any article which is prohibited by law or by the standard form of fire insurance policies, any other insurance policies required to be carried hereunder, or fire underwriters regulations. Borrower shall, at its sole cost, comply, in all material respects, with all of the requirements, covenants and restrictions pertaining to the Real Property, including, without limitation, all of the Permitted Exceptions, and other requirements of any insurance board, association, organization or company necessary for the maintenance of the insurance, as herein provided, covering the Real Property and Borrower’s Personal Property.

Section 4.5.    Operation. Borrower shall operate the Real Property only in accordance with the Primary Intended Use and as a provider of goods and services incidental thereto.

Section 4.6.    Waste; Nuisance. Borrower shall not commit or suffer to be committed any material waste on the Real Property, or in any of the Facilities, nor shall Borrower cause or permit any nuisance thereon.

Section 4.7.    Maintenance of Security Interests. Borrower shall neither suffer nor permit the Real Property or the other Collateral, or any portion thereof, including any Capital Addition whether or not financed by Lender, or Borrower’s Personal Property, to be used in such a manner as (i) could reasonably tend to impair Lender’s (or Borrower’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Real Property or the Collateral, or any portion thereof.

Section 4.8.    Publicity Signs. With respect to each Property, Lender shall, subject to applicable laws (including but not limited to the Healthcare Laws), have the right and option to erect a sign on such Property stating that such Property is financed by Lender. Such sign shall be in a size, and shall be erected in a location and contain content acceptable to Lender and approved by Borrower, which approval shall not be unreasonably withheld, conditioned or delayed. Lender shall be responsible for all costs related to such signage and complying with all Legal Requirements with respect to such signage.

Section 4.9.    [Intentionally Omitted]

Section 4.10.    No Conveyance of Real Property. Except for Permitted Exceptions, and as otherwise permitted under this Loan Agreement, Borrower shall not directly or indirectly encumber (by lien, junior mortgage or otherwise), pledge, convey, sell, transfer or assign all or any portion of the Real Property or any particular Property, other than such liens and encumbrances created by the Loan Documents or as contemplated in the Intercreditor Agreement.

Section 4.11.    Granting of Easements, Restrictions, Etc. From time to time during the Loan Term, upon the request of Borrower, and so long as no Event of Default then exists, and no event has then occurred which with the giving of notice or the passage of time or both would constitute such an Event of Default, Borrower may, and at Borrower’s cost and expense: (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Real Property or any portion thereof; (c) dedicate or transfer unimproved portions of the Real Property for road, highway or other public purposes; (d) execute petitions to have the Real Property or any portion thereof annexed to any municipal corporation or utility district; (e) execute amendments to any covenants and restrictions affecting the Real Property or any portion thereof; and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Real Property), but only upon delivery to Lender of such information as Lender may reasonably require confirming that such grant, release, dedication, transfer, petition or amendment is (i) required for, and not materially detrimental to, the proper conduct of the Primary Intended Use on the Real Property and (ii) does not materially reduce the value of the Real Property or any portion thereof.

ARTICLE V

LEGAL COMPLIANCE

Section 5.1.    Compliance with Legal and Insurance Requirements. Subject to Article VIII relating to permitted contests, Borrower, at its expense, (a) shall comply, in all material respects with all Legal Requirements and Insurance Requirements applicable to Borrower and the use, operation, maintenance, repair and restoration of the Facilities and the Real Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Real Property; (b) shall not use the Real Property and Borrower’s Personal Property for any unlawful purpose; (c) shall procure, maintain and comply with all material Licenses and any other licenses, certificates, certifications, consents, permits, governmental approvals, and authorizations required under the Legal Requirements for any use of the Real Property and Borrower’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Real Property or any part thereof, including, without limitation, any Capital Additions; and (d) shall use its commercially reasonable efforts to require under the Tenant Leases that all Tenants acquire and maintain all material Licenses necessary to operate any portion of the Real Property subleased to them for any appropriate and permitted uses conducted on the Real Property as may be permitted from time to time hereunder, it being acknowledged by Lender that any failure by any Tenant under this clause (d) shall not cause (or be deemed to cause) a breach by Borrower of this Section 5.1 unless Borrower has so failed to use commercially reasonable efforts. Borrower’s use of the Real Property, the use of all Borrower’s Personal Property used in connection with the Real Property, and the maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform in all material respects to all Legal Requirements. Upon Lender’s request, Borrower shall deliver to Lender copies of all such Licenses that are currently held by Borrower or its Affiliates to the extent applicable to the Real Property. Borrower shall indemnify and defend, at Borrower’s sole cost and expense, and hold Lender, its Affiliates and their respective successors and assigns harmless from and against and agrees to reimburse Lender, its Affiliates and their respective successors and assigns with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender, its Affiliates and their respective successors and assigns, at any time and from time to time by reason or arising out of any breach by Borrower of any of the provisions of this Article V or any breach or violation by Borrower of any Legal Requirements, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of the Legal Requirements, except to the extent arising solely as a result of the gross negligence or willful misconduct of Lender or its Affiliates. All such damages and reasonable out-of-pocket costs and expenses payable to Lender under this Section 5.1 shall be due and payable by Borrower within thirty (30) days after delivery of written demand from Lender, its Affiliates or their respective successors and assigns.

Section 5.2.    Maintenance of Licenses; Compliance with Healthcare Laws.

(a)    With respect to each Facility, each Facility Borrower (a) shall maintain at all times during the Loan Term, (i) the Operating Agreements, (ii) the Participation Agreements and (iii) all material federal, state and local governmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and contracts, which may be necessary for the operation of the Facility operated by such Facility Borrower for the Primary Intended Use, or required for certification and participation under Medicare and Medicaid legislation and regulations, the provider programs of the State Regulatory Authorities for each particular Facility (“DHS”), the United States Department of Health and Human Services (“DHHS”), and the Centers for Medicare and Medicaid Services (“CMS”), and/or state or federal Title XVIII and/or Title XIX provider programs applicable for each such Facility (the items described in this subsection (iii), collectively, the “Licenses”) (provided, however, that no Facility Borrower shall be required to maintain any Operating Agreements or Participation Agreements unless such agreements are required for participation in Medicare and Medicaid programs and/or required for the maintenance of federal, state, and local licenses) and (b) shall remain in compliance, in all material respects, with all state and federal laws, rules, regulations and procedures with regard to the operation of the Facility operated by such Facility Borrower, including, without limitation, HIPAA and the regulations promulgated by the State Regulatory Authorities, as applicable for each such Facility, as they may from time to time exist.

(b)    Except in connection with a permitted assignment of this Agreement, Borrower covenants and agrees that during the Loan Term it shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (i) sell, move, modify, cancel, surrender, transfer, assign, sell, relocate, pledge, secure, convey or in any manner encumber any material Licenses (including, without limitation, any Medicare provider number or agreement), or (ii) effect or attempt to effect any change in the license category or status of any Facility or any part thereof to the extent such change (as described in (i) or (ii) above) has a material adverse effect on the Primary Intended Use or the ability of the Borrower to meet its obligations under this Agreement.

(c)    Each Facility Borrower shall notify Lender in writing within five (5) Business Days after such Facility Borrower’s receipt of any written notice, action, proceeding or inquiry of any governmental agency, bureau or other authority, whether federal, state or local, of any kind, nature or description, which could adversely affect any material License for the Facility operated by such Facility Borrower, or the ability of such Facility Borrower to maintain its status as the licensed and accredited operator of such Facility, or which alleges any material noncompliance with any law. At the time of delivery of such notification to Lender, such Facility Borrower shall furnish Lender with a copy of any and all such notices or inquiries. Each Facility Borrower shall act diligently to correct any deficiency or deal effectively with any material “adverse action” or other proceedings, inquiries or other governmental actions, so as to maintain the material Licenses and Medicare and/or Medicaid certification, status for the Facility operated by such Facility Borrower in good standing at all times. No Facility Borrower shall agree to any settlement exceeding Five Million and No/100 Dollars ($5,000,000.00) or other action with respect to such proceedings or inquiries which affects the use of all or any portion of the Real Property or any part thereof for the Primary Intended Use without the prior written consent of Lender, which consent shall not be unreasonably conditioned or delayed.

(d)    Lender and Borrower acknowledge and agree that all compensation paid hereunder between the parties has been determined by the parties through good-faith and arm’s length bargaining and is believed to represent fair market value for the Loan. No payment or advance made under this Agreement is contingent on the referral of any patient or any other business. Neither Lender nor Borrower intends any portion of the payments made under this Agreement or the Note to influence or reward the referral of any patients or other business that will be paid for from any state or federal health care insurance programs, including Medicare, Medicaid or any state provider program.

(e)    Borrower hereby covenants, warrants and represents to Lender that throughout the Loan Term, each Facility Borrower shall: (a) be validly licensed, Medicare and/or Medicaid certified, and, if required, accredited to operate the Facilities in material compliance with the applicable rules and regulations of the State in which the applicable Facility is located, federal governmental authorities, and accrediting bodies, including, but not limited to, DHHS and CMS; (b) be certified by and the holder of valid provider agreements with Medicare and/or Medicaid issued by DHHS, DHS and/or CMS and shall remain so certified and shall remain such a holder of such licenses and Medicare and/or Medicaid certifications for it to operate in accordance with the Primary Intended Use; (c) shall comply, in all material respects, with all Healthcare Laws; and (d) not abandon, terminate, vacate or fail to renew any material License or in any way commit any act which will or could reasonably be expected to cause any such material License to be revoked by any federal, state or local governmental authority or accrediting body having jurisdiction thereof.

(f)    Borrower represents, warrants and covenants that Borrower, this Agreement and all Tenant Leases are, and at all times during the Loan Term will be, in material compliance with all Healthcare Laws. In the event it is determined that any provision of this Agreement is in material violation of the Healthcare Laws, the parties in good faith shall renegotiate such provision so that same is in compliance with all Healthcare Laws. Borrower shall take commercially reasonable steps to add to all of its written third party agreements with Physicians or Physician groups relating to any portion of the Real Property, including, without limitation, all Tenant Leases, that in the event it is determined that such agreement and/or Tenant Lease is in material violation of the Healthcare Laws, such agreement and/or Tenant Lease shall be renegotiated so that same are in material compliance with all Healthcare Laws or terminated. Borrower shall indemnify and defend, at Borrower’s sole cost and expense, and hold Lender, its Affiliates and their respective successors and assigns, harmless from and against, and shall reimburse Lender, its Affiliates and their successors and assigns with respect to, any and all claims, demands, actions, causes of action, losses, damages, liabilities, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender, its Affiliates and their respective successors and assigns, at any time and from time to time by reason, or arising out, of any breach by Borrower of any of the provisions set forth in this Section 5.2(f) or any violation of any Healthcare Laws, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of any Healthcare Laws. All such damages and reasonable out-of-pocket costs and expenses payable to Lender under this Section 5.2(f) shall be due and payable by Borrower within thirty (30) days after delivery of written demand from Lender, its Affiliates or their respective successors and assigns.

Section 5.3.    [Intentionally Omitted]

Section 5.4.    Hazardous Materials and Medical Waste.

(a)    Borrower shall ensure that the Real Property and the operation of the Business thereon complies in all material respects with all Hazardous Materials Laws. Except for Hazardous Materials generated, used, installed, manufactured, treated, handled, refined, produced, processed, stored or disposed of in the normal course of business regarding the Primary Intended Use or the conduct of the Business or operation and maintenance of the Real Property (which Hazardous Materials shall be handled and disposed of in material compliance with all Hazardous Materials Laws), Borrower shall not cause any Hazardous Materials to be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any Property or in connection with the conduct of the Business thereon in a manner that reasonably could be expected result in a material violation of any Hazardous Materials Laws. No activity shall be undertaken by Borrower on any Property or in connection with the operation of the Business thereon which would cause (i) any Property to become a RCRA Part B treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, (ii) a release of Hazardous Materials from any Property that is reportable within the meaning of CERCLA or SARA or any similar Hazardous Materials Laws, (iii) the discharge of Hazardous Materials into any watercourse, surface or subsurface of body of water or wetland, or the discharge into the atmosphere of any Hazardous Materials, except as authorized under a permit under any Hazardous Materials Laws or at quantities or concentrations below the standard regulated by Hazardous Materials Laws, in a manner that would give rise to a material liability under Hazardous Materials Laws, or (iv) a material violation under RCRA, CERCLA, SARA or any Hazardous Materials Laws with respect to the Property. Borrower shall, at its sole cost, expense, risk and liability, remove or cause to be removed from any Property all Hazardous Materials generated in connection with the Primary Intended Use and as found in hospital and healthcare facilities, including, without limitation, all infectious waste materials, syringes, needles and any materials contaminated with bodily fluids of any type, character or description of whatsoever nature to the extent required to comply with all Hazardous Materials Laws. Borrower shall not dispose of any such infectious waste and Hazardous Materials in any receptacles used for the disposal of normal refuse to the extent such disposal is not in compliance in all material respects with any Hazardous Materials Laws.

(b)    Borrower shall ensure that the Real Property and the operation of the Business thereon complies in all material respects with all Medical Waste Laws. Except for Medical Waste generated, used, installed, treated, handled, refined, produced, processed, stored or disposed of in the normal course of business regarding the Primary Intended Use or the conduct of the Business (which Medical Waste shall be handled and disposed of in compliance in all material respects with all Medical Waste Laws), Borrower shall not cause any Medical Waste to be installed, used, generated, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any Property or in connection with the conduct of the Business thereon in a manner that could result in a material violation of any Medical Waste Laws. Borrower shall undertake no activity on any Property or in connection with the operation of the Business thereon which would reasonably be expected to cause a material violation of any Medical Waste Laws. Borrower shall, at its sole cost, expense, risk and liability, remove or cause to be removed from any Property all Medical Waste generated, used, installed, treated, handled, refined, produced, processed, stored or disposed of by or on behalf of Borrower on such Property to the extent required to comply in all material respects with all Medical Waste Laws. Borrower shall not dispose of any such Medical Waste in any receptacles used for the disposal of normal refuse to the extent such disposal is not in material compliance with any Medical Waste Laws.

(c)    Borrower shall indemnify and defend, at its sole cost and expense, and hold harmless and reimburse the Lender, its Affiliates and their respective officers, directors, members, (general and limited) partners, shareholders, employees, agents, representatives, successors and assigns (collectively, the “MPT Indemnified Parties”) from and against any and all claims, demands, actions, causes of action, losses, damages, liabilities, penalties, taxes, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) (each, a “Claim”) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of the MPT Indemnified Parties at any time and from time to time by reason of, arising out of or resulting from (i) events, conditions or circumstances which occurred or existed on, under, in, about, to or from the Property prior to execution of this Agreement and that give rise to a liability under Hazardous Materials Laws or Medical Waste Laws, (ii) any liability under Hazardous Materials Laws or Medical Waste Laws arising out of the Borrower’s operation of the Property, or (iii) any Claim arising out of or, in connection with or resulting from any breach by Borrower of Section 5.4(a) or 5.4(b) or any other violation of Sections 5.4(a) or 5.4(b) or any Hazardous Materials Laws or Medical Waste Laws by any Person other than the MPT Indemnified Parties, including any and all such claims, demands, liabilities, damages, costs and expenses relating to immaterial violations or breaches of this Section 5.4 or any Hazardous Materials Laws or Medical Waste Laws (collectively, “MPT Damages”), except to the extent any such Claim or MPT Damages is found to have resulted from the, bad faith, gross negligence or willful misconduct of any MPT Indemnified Party. All such MPT Damages shall be due and payable by Borrower within thirty (30) days after any MPT Indemnified Party’s demand therefor.

(d)    In the event of any of a Claim related to Hazardous Materials or Medical Waste on the Property resulting from the assertion of liability by a third party against any MPT Indemnified Party, the applicable MPT Lender will give Borrower notice of any such third-party claim, and Borrower shall be jointly and severally obligated to undertake the defense thereof by counsel of its own choosing, except to the extent any such Claim is found to have resulted from the, gross negligence or willful misconduct of any MPT Indemnified Party. Borrower shall not settle any such third-party claim related to Hazardous Materials or Medical Waste on the Property that is asserted against any MPT Indemnified Party without the consent of the MPT Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Any of the MPT Indemnified Parties may, by counsel, participate in such proceedings, negotiations or defense, at their own expense. The MPT Indemnified Parties shall furnish to Borrower in reasonable detail such information as the MPT Indemnified Parties may have with respect to such claim, including all records and materials that are reasonably required in the defense of such third-party claim. In the event that Borrower does not collectively defend the third-party claim in a diligent manner, any MPT Indemnified Party will have the right (at Borrower’s sole expense) to undertake the defense, compromise or settlement of such claim and Borrower may elect to participate in such proceedings, negotiations or defense at any time at their own expense. No MPT Indemnified Party shall settle any such third-party claim without the consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    Lender and Borrower acknowledge that, based upon recent environmental reports relating to the Real Property, the potential for environmental liability for conditions occurring prior to (or existing as of) the date of this Agreement for all Facilities is remote; provided, that, such acknowledgment shall not limit or preclude any Claim by the MPT Indemnified Parties.

Section 5.5.    Organizational Covenants. Borrower shall not permit or suffer, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (a) any material amendment or modification of any Facility Borrower’s Organizational Documents that modifies, adjusts or otherwise eliminates any of the MPT Required Provisions; (b) any dissolution or termination of any Facility Borrower’s existence or sale of substantially all of any Facility Borrower’s assets, whether by sale, transfer, merger, consolidation or otherwise; or (c) a change in any Facility Borrower’s state of formation or any Facility Borrower’s name. Borrower has, simultaneously with the execution of this Agreement, delivered to Lender a true and complete copy of each Facility Borrower’s Organizational Documents. Borrower represents and warrants that the Organizational Documents (i) were duly executed and delivered; and (ii) are in full force and effect, binding upon the applicable Facility Borrower, and enforceable in accordance with their terms.

ARTICLE VI

REPAIRS; CAPITAL ADDITIONS

Section 6.1.    Maintenance; Repair and Remodel.

(a)    Borrower, at its expense, will keep the Real Property and all private roadways, sidewalks and curbs appurtenant thereto (and Borrower’s Personal Property) in good order and repair (whether or not the need for such repairs occurs as a result of Borrower’s use, any prior use, the elements, the age of the Real Property or any portion thereof) and, except as otherwise provided in Article X and Article XI, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Loan Term (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Borrower will not take or omit to take any action the taking or omission of which is reasonably likely to materially impair the value or the usefulness of the Real Property or any part thereof for the Primary Intended Use.

(b)    Notwithstanding anything contained in this Agreement to the contrary, from time to time Borrower may remodel, modify and make additions to the Real Property, or any portion thereof, which remodeling, modifications and additions are not Capital Additions (it being understood that Capital Additions are subject to the requirements of Section 6.3 hereof) but which are necessary or advisable for the Primary Intended Use and which permit Borrower to fully comply with its obligations as set forth in this Agreement. Borrower shall undertake any such actions expeditiously and in a workmanlike manner and will not significantly alter the character or purpose, or detract from the value or operating efficiency of, the Real Property nor significantly impair the revenue producing capability of the Real Property nor adversely affect the ability of Borrower to comply with the provisions of this Agreement, unless such changes are required by applicable law.

(c)    Borrower shall notify Lender of any and all repairs, improvements, additions, modifications and remodeling made to any portion of a particular Property in excess of Ten Million Dollars ($10,000,000) during any consecutive twelve (12) month period for the applicable Property and obtain consent from Lender (which consent shall not be unreasonably withheld, conditioned or delayed) prior to making such repairs, improvements, additions, modifications or remodeling.

(d)    Except as otherwise expressly provided in this Agreement, Lender shall not under any circumstances be required to build or rebuild any improvements on the Real Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Real Property, whether ordinary or extraordinary or capital in nature, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Agreement, or to maintain the Real Property in any way.

(e)    Nothing contained in this Agreement and no action or inaction by Lender shall be construed as (i) constituting the consent or request of Lender, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor for the provision or performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Real Property or any part thereof, or (ii) giving Borrower any right, power or permission to contract for, or permit the performance of, any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lender in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lender in the Real Property or any portion thereof.

Section 6.2.    [Intentionally Omitted]

Section 6.3.    Capital Additions.

(a)    If no Event of Default has occurred, and no event has then occurred which with the giving of notice or passage of time or both would constitute an Event of Default hereunder, and be continuing, Borrower shall have the right (but not the obligation), upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on any Property with the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed (provided that such consent is not required with respect to any Capital Addition that will cost less than Ten Million Dollars ($10,000,000)). Borrower shall not be permitted to create any Lien on such Property in connection with such Capital Addition, except as provided in Section 6.3(b). In order to obtain Lender’s prior written consent, Borrower shall submit to Lender in writing a proposal setting forth in reasonable detail any such proposed Capital Addition. In addition, Borrower shall promptly furnish to Lender such additional information relating to such proposed Capital Addition as Lender may reasonably request. Lender shall have ten (10) days following receipt of the last information so requested relating to the proposed Capital Addition to respond whether Lender has approved of such proposed Capital Addition, it being agreed that failure to timely respond shall be deemed a rejection of the proposed Capital Addition. Borrower acknowledges and agrees that Lender shall have the sole and exclusive right to finance all Capital Additions to the Real Property during the first five (5) years of the Loan Term in accordance with Section 6.3(d).

(b)    Prior to commencing construction of any Capital Addition, Borrower shall first request Lender to provide financing for such Capital Addition in accordance with the provisions of Section 6.3(d). If Lender declines or is unable to provide such financing, Borrower’s lender for such Capital Addition shall have the right to secure its loan by a junior mortgage upon such Capital Addition, provided the form and substance of such mortgage is approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed; it being acknowledged and agreed that Lender shall have the sole and exclusive right to finance all Capital Additions to the Real Property during the first five (5) years of the Loan Term on terms consistent with the Loan Documents. Notwithstanding any other provision of this Article VI to the contrary, unless required by applicable law, no Capital Addition shall be made which would tie-in or connect any portion of a particular Property and/or any Improvements thereon with any other improvements on property adjacent to such Property (and not part of the Real Property covered by this Agreement) including, without limitation, tie-ins of buildings or other structures or utilities, unless Borrower shall have obtained the prior written approval of Lender, which approval may be granted or withheld in Lender’s reasonable discretion. All proposed Capital Additions shall be architecturally integrated and consistent with the applicable Property as determined in the reasonable discretion of the Lender.

(c)    At the request of Borrower, from time to time, Lender and its Affiliates shall finance (or cause the financing of) a cumulative amount of up to Thirty-Five Million Dollars ($35,000,000) of Capital Additions per year under this Agreement and the Master Lease until the third (3rd) anniversary of the Closing Date in accordance with Section 6.3(d). Any such Capital Additions to the Real Property shall be subject to the terms of this Section 6.3 and shall be deemed a Capital Addition financed by Lender for all purposes of this Agreement.

(d)    In connection with any Capital Addition financed by Lender, the terms and conditions set forth on Schedule 6.3 shall apply. The costs of any such Capital Addition financed by Lender hereunder shall be added to the Mortgage Loan Amount allocable to the applicable Property pursuant to the Allocation Schedule.

ARTICLE VII

LIENS

Section 7.1.    General Restrictions; Acknowledgment of Intercreditor.

(a)    Subject to the provisions of Article VIII relating to permitted contests, Borrower will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Property or any attachment, levy, claim or encumbrance in respect of the Loan Obligations, or any funds or amounts that are or will be provided by Lender or its Affiliates to Borrower at any time during the Loan Term in accordance with this Agreement; excluding, however, (a) the Mortgages; (b)

the Permitted Exceptions; (c) restrictions, liens and other encumbrances which are consented to in writing by Lender, or any easements granted pursuant to the provisions of Section 4.11; (d) liens for those taxes of Lender which Borrower is not required to pay hereunder; (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article VIII; (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (i) the payment of such sums shall not be postponed for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall be been made therefore, or (ii) any such liens are in the process of being contested as permitted by Article VIII; (g) the Tenant Leases; and (h) liens which are permitted in accordance with Section 6.3(b) hereof. Except as otherwise permitted under Section 6.3(b), Borrower shall not mortgage or grant any interest or security interest in, or otherwise assign, any part of Borrower’s rights and interests in this Agreement or any Property during the Loan Term.

(b)    Lender acknowledges and consents (i) to Steward Health, its Subsidiaries and applicable Affiliates entering into the ABL Credit Agreement, (ii) to the incurrence of the obligations thereunder and (iii) to the granting of liens and security interests in favor of the lenders as contemplated under the ABL Credit Agreement, in each case, subject to the terms and conditions of the Intercreditor Agreement.

(c)    Borrower acknowledges that Lender and certain of its Affiliates, and the ABL Representative (as defined in the ABL Credit Agreement) have entered into the Intercreditor Agreement relating to certain rights, obligations and priorities with respect to Steward Health and its Subsidiaries. Borrower shall cooperate with Lender and its Affiliates in connection with the exercise and performance of their rights and obligations under the Intercreditor Agreement. Borrower further acknowledges and agrees that: (i) except as provided in subsection (ii), if any ABL Secured Party (as defined in the ABL Credit Agreement) or Lender or any of Lender’s Affiliates shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, neither Borrower nor any of its Affiliates shall be entitled to use such violation as a defense to any action by any ABL Secured Party or Lender or any of Lender’s Affiliates, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Lender or any of Lender’s Affiliates; (ii) if any ABL Secured Party or Lender or any of Lender’s Affiliates, contrary to the Intercreditor Agreement, commences or participates in any action or proceeding against Steward Health or any of its Subsidiaries, Borrower and its Affiliates may interpose as a defense or dilatory plea the making of the Intercreditor Agreement, and any ABL Secured Party or Lender or any of Lender’s Affiliates, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of Borrower or such Borrower Affiliate; and (iii) the Intercreditor Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of any proceeding under the Bankruptcy Code.

ARTICLE VIII

PERMITTED CONTESTS

Borrower, at Borrower’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article VII, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lender and from the Real Property (or if not so suspended, clause (b) shall be true); (b) neither the Real Property nor any part thereof or interest therein would, as determined in Lender’s reasonable discretion, be in any immediate danger of being sold, forfeited, attached or lost; (c) in the case of a Legal Requirement, Lender would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), then, in any such event, the applicable Facility Borrower shall deliver to Lender an Officer’s Certificate from a duly authorized officer of the applicable Facility Borrower regarding the matters set forth in clauses (a), (b) and (c), to the extent applicable (it being understood if the relevant amount involved in such contest (or the potential loss) is less than such amount, no such certification is required); (e) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge involving potential loss in excess of One Million and No/100 Dollars ($1,000,000.00), Borrower shall deposit with Lender an amount equal to the contested amount as security to ensure the ultimate payment of the Imposition, lien, attachment, levy, encumbrance, charge or claim and to prevent any sale or forfeiture of the affected Property by reason of such non-payment or non-compliance; provided, however, the provisions of this Article VIII shall not be construed to permit Borrower to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Borrower to Lender hereunder; (f) in the case of an Insurance Requirement, the coverage required by Article IX shall be maintained; and (g) if such contest be finally resolved against Lender or Borrower, Borrower shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lender, at Borrower’s expense, shall execute and deliver to Borrower such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Borrower or if Lender so desires, Lender shall join as a party therein. Borrower shall indemnify and hold Lender harmless against any liability, cost or expense of any kind that may be imposed upon Lender in connection with any such contest and any loss resulting therefrom.

ARTICLE IX

INSURANCE

Section 9.1.    General Insurance Requirements.

(a)    During the Loan Term, Borrower shall at all times keep the Real Property and Borrower’s Personal Property, insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar facilities. Without limiting the generality of the foregoing, throughout the Loan Term, Borrower shall maintain at its sole cost and expense (except as otherwise provided in this Article IX), at a minimum, the insurance coverages required herein. This insurance shall be written in form reasonably satisfactory to Lender and by insurance companies (i) reasonably acceptable to Lender (Lender acknowledging that Tailored Risk Assurance Company, Ltd. (“Traco”) is acceptable to Lender for the provision of the coverages described in subsections (ii), (iv) and (vi) below), (ii) that are rated at least an “A-VIII” or better by Best’s Insurance Guide (except for Traco, for which no rating is required), and (iii) unless otherwise approved by Lender, authorized, licensed and qualified to do insurance business in the state in which the Real Property is located. The aggregate amount of coverage by a single company must not exceed Five Percent (5%) of the insurance company’s policyholders’ surplus. The minimum limits required herein may be met through a combination of underlying and excess policies. With respect to each Property, the policies required hereunder relating to such Property shall insure against the following:

(i)    Commercial Property insurance written on a broad “all risk” or special cause of loss policy form covering physical loss or damage to the Real Property including building and improvements and betterments on a replacement cost basis as herein defined. This coverage shall be placed by the Borrower. Insured perils shall include, but not be limited to, fire, lightning, windstorm (named or non), water damage from plumbing systems, sprinkler leakage, back-up of sewers and drains, hail, aircraft, riot, vehicle collision, explosion, smoke, vandalism, malicious mischief, flood, earth movement (including earthquake), theft, collapse, subsidence, terrorism (only if such portion of the Real Property located inside metropolitan city limits with population exceeding 5,000,000), equipment breakdown/boiler and machinery, plate glass breakage. The policy exclusion applicable to faulty or defective design, workmanship or materials shall not apply to resultant damage to otherwise sound property. The policy must provide a sublimit of at least One Hundred Thousand and No/100 Dollars ($100,000.00) to cover reasonable expenses incurred by the insured or loss payee for professional services necessary to measure, quantify or determine the amount of any loss covered by this subparagraph (i), such as appraisers, auditors, accountants, architects, and engineers (such expenses shall not include the insured’s or loss payee’s own employees or public adjusters). Any deductible or retention shall not exceed Three percent (3%) of the insurable value of the Real Property, to the extent that such a deductible is commercially available. In the event of a loss, Borrower shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer. Borrower further agree that they will notify Lender of any loss in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) or greater and that no claim at or in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) shall be settled without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. The policy shall also include the following coverages: (A) Flood and earthquake insurance shall be required only in the event that a Property is located in a 100 or 500 year flood plain or high hazard seismic zone with limits in accordance with standard industry practice; and (B) Business interruption insurance covering rents and other impositions otherwise payable to Lender for a period of not less than twelve (12) months. Coverage shall be written on an “actual loss sustained” form.

(ii)    Commercial General Liability insurance in a minimum amount of One Million and No/100 Dollars ($1,000,000.00) per claim and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death of any one person and for Property Damage for damage to or loss of the property of others, subject to a Two Million ($2,000,000.00) annual aggregate policy limit for all bodily injury and property damage claims, occurring on or about such Property or in any way related to such Property, including but not limited to, any swimming pools or other rehabilitation and recreational facilities or areas that are located on such Property or otherwise related to such Property.

(iii)    Automobile and vehicle liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles with a limit of One Million ($1,000,000.00) per accident for bodily injury and property damage.

(iv)    Professional liability insurance for Borrower and all employed professionals (including any physicians) in an amount of not less than One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate. All contractors, agents and other persons (including physicians) who perform professional services for Borrower shall meet such required minimum insurance requirements of One Million and No/100 Dollars ($1,000,000.00) per individual claim and Three Million and No/100 Dollars ($3,000,000.00) annual aggregate.

(v)    Worker’s Compensation insurance for all persons employed by Borrower on such Property with statutory limits in accordance with the requirements of the particular state(s) in which they are operating and Employer’s Liability insurance with minimum limits of One Million and No/100 ($1,000,000) each accident and disease.

(vi)    Umbrella/Excess Liability insurance in the minimum amount of Twenty Million and No/100 Dollars ($20,000,000.00) for each claim and in the aggregate. The Umbrella Liability policy shall name in its underlying schedule the Commercial General Liability, Automobile liability, Professional liability and Employer’s Liability insurance policies. The Umbrella policy shall provide follow form coverage for each of the underlying policies.

(vii)    Pollution Liability/Environmental Impairment Liability with minimum limits of Two Million Dollars ($2,000,000) per claim, covering bodily injury or death of any one person and for property damage to, loss of use of, or clean-up costs of the property of others, as well as first party clean-up costs, subject to an aggregate of Four Million Dollars ($4,000,000). These limits shall be applicable collectively to all Properties, with coverage including, but not limited to, liability from storage tanks, healthcare medical waste (including at non-owned disposal sites), mold, fungi and/or Legionella Pneumophilia conditions, or other exposures typical to healthcare facilities. Deductible amounts shall be reasonably acceptable to Lender.

(viii)    Cyber Liability insurance with minimum limits of Ten Million Dollars ($10,000,000) per claim and in the aggregate covering Borrower and its employees. Such policy shall include coverage for claims, demands and regulatory investigations resulting from Borrower’s or its subcontractor’s wrongful acts in the performance of or failure to perform all services or support for services including but not limited to claims, demands, fines, penalties and other payments Lender may be legally or contractually obligated to pay for infringement of intellectual property, failures in systems and information security, breach of confidentiality and invasion of or breach of privacy. Reasonable sublimits for ancillary coverages shall be allowed as commercially available subject to further review on an annual basis. To the extent that independent contractors or other subcontractors are hired or retained by Borrower to perform or contribute to any part of the services or support of services, Borrower shall require that such contractors shall maintain insurance with limits in accordance with standard industry practice. Lender reserves the right to review and accept the evidence of such insurance for Borrower, its independent contractors and subcontractors.

(ix)    Crime/Employee Dishonesty insurance covering all employees with a minimum limit of not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per claim.

(x)    Non-Owned Aviation and Premises Liability insurance including coverage for the helipad and any other aviation exposures at the premises with minimum limits of Five Million Dollars ($5,000,000) per occurrence.

Section 9.2.    Additional Insurance. Notwithstanding anything contained herein to the contrary, Lender shall not be prohibited, at its sole cost and expense, from purchasing and maintaining such additional insurance as it may reasonably determine to be necessary to protect its interest in all or any portion of the Real Property.

Section 9.3.    Endorsements and Other Requirements. The insurance as required in this Article IX shall comply with the following:

(a)    Except for Worker’s Compensation/Employer’s Liability and crime insurance policies, all other insurance policies required herein shall name Lender(and any other entity that Lender may deem reasonably necessary) as Additional Insureds with respect to any liability arising from Borrower’s use, occupancy or maintenance of the Real Property.

(b)    All policies of insurance required herein (i) shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against Lender or any of Lender’s affiliates or subsidiary companies; and (ii) shall be primary and non-contributory to the extent commercially available, (except for Worker’s Compensation/Employer’s Liability, crime and cyber insurance ) to any other insurance available to Lender.

(c)    Borrower shall, prior to any cancellation, non-renewal or material change to reduce limits or coverage terms provide at least thirty (30) days’ prior written notice or ten (10) days prior written notice for non-payment of premium at Lender’s notice address as specified in this Agreement (the “Lender’s Notice Address”), with a simultaneous copy to (A) MPT Operating Partnership, L.P., Attention: Chrissy McCreary, Risk Manager, 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, and (B) McGriff, Seibels & Williams, Inc., Attention: John F. Carter, 2211 7th Avenue South, Birmingham, Alabama 35233.

(d)    Borrower shall be responsible for funding all deductibles and retentions, including those which may be applicable to Lender as an additional insured or named insured thereunder.

(e)    Any policy required herein that is written on a claims-made form shall include coverage retroactive to at least the Commencement Date with respect to each Property.

Section 9.4.    Evidence of Insurance. Borrower shall deliver “verification” of insurance to Lender as set forth below.

(a)    At least five (5) Business Days prior to the applicable Commencement Date, Borrower shall provide verification of required insurance coverage which shall include the following:

(i)    True and certified copies of the insurance policies, including evidence of all specific coverage requirements and endorsements, as required herein.

(ii)    A statement of values for all property locations if Borrower maintain blanket insurance covering facilities other than the Real Property; and

(iii)    A summary of insurance program showing significant coverage limits, sublimits, deductibles and retentions.

(b)    At least ten (10) Business Days prior to any insurance policy expiration date, Borrower shall provide verification of the renewal for the required insurance coverage for the following year which shall include the following:

(i)    Insurance certificates acceptable to Lender evidencing coverage for the renewed insurance policies, including evidence of specific coverage requirements and endorsements as required herein.

(ii)    No later than ninety (90) days, after the renewal date of such policies, or such other reasonable timeframce as mutually agreed upon by Lender and Borrower, Borrower shall provide true and certified copies of all required insurance policies, including evidence of specific coverage requirements and endorsements as stated herein.

(c)    In the event Borrower do not provide timely or proper verification, or does not maintain the insurance required hereunder or pay the premiums as required hereunder, Lender shall be entitled after notice to Borrower, but shall have no obligation, to obtain such insurance and pay the premiums therefor, which premiums shall be repayable to Lender promptly following request by Lender (but in no event later than fifteen (15) days after delivery of such request).

Section 9.5.    Increase in Limits. In the event that Lender shall at any time in its reasonable discretion deem the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 9.5. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party selected by the parties.

Section 9.6.    Blanket Policy. Notwithstanding anything to the contrary contained in this Article IX, Borrower’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Borrower provided that:

(a)    Any such blanket policy or policies are acceptable to and have been approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed;

(b)    Any such blanket policy or policies shall not be changed, altered or modified without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and

(c)    Any such blanket policy or policies shall otherwise satisfy the insurance requirements of this Article IX.

Section 9.7.    No Separate Insurance. Borrower shall not, on Borrower’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article IX to be furnished by, or which may reasonably be required to be furnished by, Borrower, or increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lender and all Facility Lenders, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Agreement. Borrower shall promptly notify Lender of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or policies.

ARTICLE X

FIRE AND CASUALTY

Section 10.1.    Fire and Casualty.

(a)    Insurance Proceeds. Except for the proceeds from Borrower’s business interuption insurance policy which shall be paid to Borrower so long as Borrower continues to make payments to Lender in accordance with the terms of this Agreement and the Note, all proceeds payable by reason of any loss or damage to the Real Property, or any portion thereof, and insured under any policy of insurance required by Article IX shall be paid to Lender and held by Lender in trust (subject to the provisions of Section 10.1(d) below) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Real Property, or any portion thereof, and shall be paid out by Lender from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Real Property, or any portion thereof (or in the event neither Lender nor Borrower is required or elects to repair and restore), all such insurance proceeds shall be paid by Lender to Borrower free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article X. All salvage resulting from any risk covered by insurance shall belong to Borrower and any salvage relating to Capital Additions paid for by Borrower as described in Section 6.3 or to Borrower’s Personal Property shall belong to Borrower.

(b)    Insured Event of Damage or Destruction.

(i)    Except as provided in Section 10.1(d), with respect to any Property, if during the Loan Term such Property is totally or partially destroyed from a risk covered by the insurance described in Article IX and such Property is thereby rendered Unsuitable for its Primary Intended Use (the “Casualty Impacted Property”), Borrower shall elect, by giving written notice to Lender within sixty (60) days following the date of such destruction, one of the following: (A) to restore such Casualty Impacted Property to substantially the same condition as existed immediately before the damage or destruction, in which case, Lender shall disburse from time to time to Borrower the insurance proceeds to be used to pay for the reasonable costs of such reconstruction or repair, or (B) so long as no Major Event of Default then exists, to instruct Lender to retain all such insurance proceeds and to apply the same to the repayment of the Loan Obligations allocable to such Casualty Impacted Property in accordance with the Allocation Schedule, whether or not then due, and Borrower shall pay to Lender on demand the amount of any deductible or uninsured loss arising in connection therewith and any other unpaid Loan Obligations allocable to such Casualty Impacted Property.

(ii)    Except as provided in Section 10.1(d) below, with respect to any Property, if, during the Loan Term, such Property is totally or partially destroyed from a risk covered by the insurance described in Article IX but such Property is not thereby rendered Unsuitable for its Primary Intended Use, Borrower shall restore such Property to substantially the same condition as existed immediately before the damage or destruction, and Lender shall disburse from time to time to Borrower the insurance proceeds to be used pay for the reasonable costs of such reconstruction or repair.

(iii)    Except as provided in Section 10.1(d) below, with respect to any Property, if, within sixty (60) days after the event causing any such loss or damage to the applicable Property, a Major Event of Default has occurred, or Borrower fails to notify Lender that, in Borrower’s reasonable opinion, such Property can be restored to substantially the same operating utility that it had prior to such event and to a condition suitable for its Primary Intended Use, then such insurance proceeds, at Lender’s option, may be retained by Lender and applied toward repayment of the Loan Obligations allocable to such Casualty Impacted Property in accordance with the Allocation Schedule, whether or not then due, and Borrower shall pay to Lender on demand the amount of any deductible or uninsured loss arising in connection therewith and any other unpaid Loan Obligations allocable to such Casualty Impacted Property.

(iv)    Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of a Casualty Impacted Property shall be paid over to Borrower.

(v)    With respect to each Property, if the cost and expense of the repair or restoration of such Property exceeds the amount of insurance proceeds received by Lender, and Borrower is obligated hereunder to reconstruct or restore such Property, Borrower shall be obligated to pay any excess amount needed to reconstruct or restore such Property prior to use of the insurance proceeds. Such amount shall be paid by Borrower to Lender (or a Facility Lender if required) to be held in trust together with any other insurance proceeds for application to the cost of repair and restoration.

(c)    Uninsured Event of Damage or Destruction. Except as provided in clause (d) and without limiting clause (b), if during the Loan Term, any Property is totally or partially damaged or destroyed from a risk not covered by the insurance described in Article IX but that would have been covered if Borrower carried the insurance required to be maintained by Borrower hereunder, then, whether or not such damage or destruction renders such Property Unsuitable for its Primary Intended Use, Borrower shall, at its sole cost and expense, restore such Property to substantially the same condition it was in immediately before such damage or destruction, or shall repay the Loan Obligations allocable to such Casualty Impacted Property in accordance with the Allocation Schedule to Lender in full, and such damage or destruction shall not terminate this Agreement.

(d)    Damage Near End of Loan Term. Notwithstanding any provisions of this Section 10.1 (but without limiting Borrower’s rights under clause (b)(i) or (c)) to the contrary, if damage to or destruction of any Property occurs during the last twenty-four (24) months of the Loan Term, and if such damage or destruction cannot be fully repaired and restored within six (6) months immediately following the date of such loss as determined in Lender’s reasonable discretion, and Lender shall be entitled to retain the insurance proceeds relating thereto and apply the same toward prepayment of the Loan Obligations, in any order, whether or not then due, in which case Borrower shall pay to Lender on demand the amount of any deductible or uninsured loss arising in connection therewith and any unpaid Loan Obligations. Any insurance proceeds in excess of the then current principal balance of the Loan shall be paid to Borrower.

ARTICLE XI

CONDEMNATION

Section 11.1.    Condemnation.

(a)    Parties’ Rights and Obligations. If during the Loan Term there is any Taking of all or any part of a Property by Condemnation, the rights and obligations of the parties shall be determined by this Article XI.

(b)    Total Taking. If there is a Taking of all of a Property by Condemnation, the provisions of Section 11.1(d)(i) shall apply.

(c)    Partial Taking.

(i)    If there is a Taking of a part, but not all, of a Property by Condemnation, this Agreement shall remain in effect with respect to such Property if such Property is not thereby rendered Unsuitable for its Primary Intended Use.

(ii)    If, however, there is a Taking of a part, but not all, of a Property by Condemnation which renders such Property Unsuitable for its Primary Intended Use, Borrower shall elect, by giving written notice to Lender within sixty (60) days following the date of such Taking, either: (A) to restore such Property to substantially the same condition as existed immediately before such Taking, in which case, the provisions of Section 11.1(d)(ii) shall apply; (B) so long as no Major Event of Default then exists, to instruct Lender to retain the Award and to apply the same to the repayment of the Loan Obligations allocable to such Property in accordance with the Allocation Schedule, in which case, the provisions of Section 11.1(d)(i) shall apply; or (C) to continue using the remaining portion of such Property despite the Taking, in which case the Loan Obligations allocable to such Property in accordance with the Allocation Schedule Property shall be reduced proportionately based on the amount of any Award received by Lender.

(d)    Award. If there is a Taking with respect to a Property, the Award shall be paid to Lender and held by Lender in trust, subject to the provisions of this Agreement, and shall be applied as follows:

(i)    If there is a Taking of all the Property, or if there is a Taking of a part but not all of a Property that renders such Property Unsuitable for its Primary Intended Use and Borrower does not exercise its option to restore such Property, then, in either such case, the Award shall be paid to Lender and applied toward prepayment of the Loan Obligations allocable to such Property in accordance with the Allocation Schedule, whether or not then due and, if Borrower has made the election under Section 11.1€(i)(B) above, Borrower shall pay to Lender on demand any other unpaid Loan Obligations allocable to such Property. Any remainder of the Award in excess of such allocable Loan Obligations shall be paid to Borrower.

(ii)    In the event there is a Taking of a part, but not all of a Property and Borrower exercises its option to restore such Property, Lender shall disburse the Award to Borrower from time to time to be used to pay for the reasonable costs of such restoration or repair.

(e)    Temporary Taking. The Taking of a Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six (6) months. During any such six (6) month period all the provisions of this Agreement shall remain in full force and effect and the Loan Obligations shall remain payable as provided in this Agreement and the other Loan Documents.

ARTICLE XII

LEASING AND SUBLEASING

Section 12.1.    Lease Subordination.

(a)    Leasing or Subleasing. Borrower shall not lease or sublease any portion of a particular Property if such Tenant Lease would exceed One Million and No/100 Dollars ($1,000,000.00) in annual rent without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower agrees that (i) each such Tenant Lease executed after the Closing Date shall comply with the provisions of this Article XII, (ii) subject to Section 12.1(b), a copy of each such Tenant Lease, duly executed by Borrower and such Tenant in form and substance reasonably satisfactory to Lender, shall be delivered promptly to Lender and (iii) Borrower shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the obligations, covenants and conditions to be performed by Borrower hereunder and under all of the other documents executed in connection herewith. Any modifications, amendments and restatements of any Tenant Leases (but excluding renewals and extensions) hereafter entered into (other than those having less than One Million and No/100 Dollars ($1,000,000.00) in annual rent) must be approved by Lender in accordance with this Article XII. In no event shall Borrower sublease all or substantially all of any Property without Lender’s prior written consent, which may be withheld in Lender’s sole discretion.

(b)    Agreement Limitations. In addition to the sublease limitations as set forth in Section 12.1(a), above, and notwithstanding anything contained in this Agreement to the contrary, Borrower shall not lease or sublease the Real Property on any basis such that the rental to be paid by the Tenant thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the Tenant, or (b) any other formula such that any portion of the Tenant Lease rental received by Lender would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. Moreover, Borrower shall not lease or sublease any portion of the Real Property for a term extending beyond the Fixed Term without the express consent of Lender. In addition, all Tenant Leases shall comply in all material respects with the Healthcare Laws. Lender and Borrower acknowledge and agree that all Tenant Leases entered into relating to the Real Property, whether or not approved by Lender, shall not, without the prior written consent of Lender, be deemed to be a direct lease between Lender and any Tenant. Borrower agrees that all Tenant Leases executed after the Closing Date must include provisions to the effect that (i) such lease and sublease is subject and subordinate to all of the terms and provisions of this Agreement, to the rights of Lender hereunder, and to all financing documents relating to any Facility Loan in connection with the Real Property, (ii) in the event Lender forecloses the Mortgages applicable to such Property or purchases such Property in accordance with Article XV, the Tenant will, at Lender’s option, exercisable at any time in Lender’s discretion, attorn to Lender and waive any right the Tenant may have to terminate such lease or sublease or to surrender possession thereunder as a result of the termination of this Agreement, (iii) in the event of a foreclosure with respect to the applicable Property or Lender purchases such Property in accordance with Article XV, at Lender’s option, exercisable at any time in Lender’s discretion, such lease or sublease may be terminated or left in place by Lender, (iv) Tenant shall from time to time upon request of Borrower or Lender furnish within twenty (20) days from request an estoppel certificate in form and content reasonably acceptable to Lender or any Facility Lender relating to the Tenant Lease, (v) in the event the Tenant receives a written notice from Lender or Lender’s assignees, if any, stating that an Event of Default under this Agreement has occurred, the Tenant shall, to the extent specified in such notice, thereafter be obligated to pay all rentals accruing under said Tenant Lease directly to the Person giving such notice, or as such Person may direct, and such Tenant shall be entitled to conclusively rely on such notice (all rentals received from the Tenant by Lender or Lender’s assignees, if any, as the case may be, shall be credited against the amounts owing by Borrower under the Loan Documents), and (vi) such Tenant Lease shall at all times be subject to the obligations and requirements as set forth in this Article XII. Borrower acknowledges and agrees that the provisions of this Section 12.1 shall be applicable to all tenants, subtenants or licensees of any material portion of the Real Property, whether under a Tenant Lease or any other written lease, sublease, license or rental agreement.

Section 12.2.    Lease Subordination and Non-Disturbance.

(a)    With respect to the Existing Leases, and within twenty (20) days after the Closing Date, Borrower shall use commercially reasonable efforts to cause such Tenant to execute and deliver to Lender a subordination, non-disturbance and attornment agreement relating to each such Existing Lease, which subordination, non-disturbance and attornment agreement shall be in reasonable form mutually satisfactory to Lender and Borrower.

(b)    At any time during the Loan Term, within twenty (20) days following written request by Lender with respect to any Tenant, Borrower shall use commercially reasonable efforts to cause any applicable Tenant to execute and deliver to Lender from each Tenant (a) an estoppel certifying such matters as Lender may reasonably request, including, without limitation, that such Tenant Lease is unmodified and in full force and effect (or setting forth the modifications), the term and expiration thereof and the dates to which the rent has been paid; and/or (b) a subordination, non-disturbance and attornment agreement relating to the applicable Tenant Lease, which subordination, non-disturbance and attornment agreement shall be in reasonable form mutually satisfactory to Lender and Borrower.

(c)    Within twenty (20) days from the date of request of Lender, a Facility Lender or Borrower, with respect to any Tenant, Borrower shall use commercially reasonable efforts to cause such Tenant and Lender shall cause such Facility Lender to enter into a written agreement in a form reasonably acceptable to such Facility Lender and such Tenant whereby (i) such Tenant subordinates the Tenant Lease and all of its rights and estate thereunder to the lien of each such mortgage or deed of trust that encumbers the Real Property or any part thereof and agrees with each such Facility Lender that such Tenant will attorn to and recognize such Facility Lender or the purchaser at any foreclosure sale or any sale under a power of sale contained in the applicable Mortgage, as the case may be, as Lender under this Agreement for the balance of the Loan Term then remaining, subject to all of the terms and provisions of the Tenant Lease and (ii) such Facility Lender shall agree that Tenant shall not be disturbed in peaceful enjoyment of the applicable portion of the Real Property nor shall the applicable Tenant Lease be terminated or canceled at any time, except as specified in the applicable Tenant Lease.

Section 12.3.    Existing Leases. Notwithstanding anything contained herein to the contrary, Lender and Borrower acknowledge that there currently exist certain leases, subleases, or licenses on the Real Property, with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000) as described on Exhibit C (collectively the “Existing Leases”). Any material modifications, amendments and restatements of the Existing Leases or any Tenant Lease hereafter entered into (but excluding renewals and extensions that do not otherwise materially modify or amend the relevant Existing Lease or Tenant Lease) must be approved by Lender in accordance with this Article XII.

ARTICLE XIII

ADDITIONAL COVENANTS OF BORROWER

From and after the Closing and until the Termination Date (or as otherwise provided), Borrower shall observe and perform the following covenants:

Section 13.1.    Affirmative Covenants.

(a)    Payment and Performance. Borrower shall duly and promptly pay and perform all of Borrower’s liabilities and obligations to Lender in accordance with the terms and conditions of this Agreement and the other Loan Documents.

(b)    Certification. At any time and from time to time, but not more than once per calendar quarter, within twenty (20) days following reasonable written request by Lender, each Facility Borrower shall furnish to Lender an Officer’s Certificate certifying that this Agreement and the other Loan Documents are unmodified and in full force and effect (or that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth the modifications) and the dates to which the Scheduled Monthly Payments and other payments relating to the Loan have been paid. Any such Officer’s Certificate furnished pursuant to this Section may be relied upon by Lender and any prospective purchaser of or participant in the Loan.

(c)    Notifications. Each Facility Borrower shall furnish, or cause to be furnished, to Lender the following statements, notices and certificates in such form and detail as Lender may reasonably require:

(i)    within one hundred twenty (120) days after the end of each year, audited Financial Statements of such Facility Borrower and Steward Health (which Financial Statements may be provided on a consolidated basis so long as such consolidated Financial Statements provide a supplementary schedule of such Facility Borrower’s statements of operations and, if such Facility Borrower owns any assets or conducts any other operations other than the Business, then of the Facility separately, prepared by a nationally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to Lender, all in accordance with GAAP for the year then ended; and

(ii)    within (x) one hundred twenty (120) days after the end of the fourth quarter of each year and (y) forty-five (45) days after the end of each other quarter, (A) current quarterly income statements of Steward Health and a written calculation of the then current EBITDAR (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis), and (B) quarterly income statements of such Facility Borrower, and, if such Facility Borrower owns any assets or conducts any other operations other than the Business, then of its Facility separately, certified to be true and correct by an officer of such Facility Borrower; and

(iii)    within thirty (30) days after the end of each month, monthly income statements (if available or produced in the ordinary course of business) of such Facility Borrower and statistics of its Facility, including, but not limited to, the number of patient discharges, the number of inpatient days, the case mix index, the payor sources for inpatient days (by inpatient days) and outpatient utilization by service (ER, non-ER); and

(iv)    within ten (10) days after receipt, any and all material written notices from any and all licensing and/or certifying agencies that any license or certification, including, without limitation, the Medicare and/or Medicaid certification and/or material managed care contract necessary for the operation of the Facility for the Primary Intended Use is being revoked, or suspended, or that action is pending or being considered to revoke or suspend such Facility’s license or certification; and

(v)    with reasonable promptness, such other information respecting the financial condition of such Facility Borrower, Steward Health and their respective Subsidiaries as Lender may reasonably request from time to time.

(d)    Upon Lender’s reasonable request and not with unreasonable frequency, each Facility Borrower and Steward Health shall furnish to Lender a certificate in form reasonably acceptable to Lender certifying that no Event of Default then exists and to Borrower’s knowledge no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default, or disclosing that such an event or condition, if any, exists.

(e)    Within five (5) Business Days after receipt, each Facility Borrower shall furnish to Lender copies of all written notices and demands from any third-party payor, including, without limitation, Medicare and/or Medicaid, concerning any overpayment which will or could reasonably be expected to require a repayment or a refund in excess of Ten Million and No/100 Dollars ($10,000,000.00) with respect to such Facility Borrower.

(f)    Each Facility Borrower shall furnish to Lender within ten (10) Business Days written notice of, and any written information related to, any governmental investigations of such Facility Borrower or the Guarantor (or any of their respective Affiliates), or any inspections or investigations of the Facility operated by such Facility Borrower which are conducted by the United States Attorney, State Attorney General, the Office of the Inspector General of the Department of Health and Human Services (the “OIG”), the United States Department of Justice or any other Governmental Body (except for such inspections or investigations that are being conducted by a Governmental Body other than the United States Attorney, State Attorney General, OIG or the Department of Justice, unless such inspections or investigations by such other Governmental Body is reasonably expected to have a material adverse effect on such Facility Borrower or the Guarantor, in which event such Facility Borrower shall furnish all such information as contemplated herein), and provide to Lender, on a monthly basis, ongoing status reports (in form and content acceptable to Lender) of any such government investigations; provided that no Facility Borrower shall be required to furnish any such information to the extent attorney-client privileged information or disclosure thereof would violate any applicable law (including without limitation HIPAA).

(g)    Each Facility Borrower shall furnish to Lender within five (5) Business Days after receipt thereof copies of all written pre-termination notices from Medicare and/or Medicaid, all written notices of material adverse events or material deficiencies as defined by the regulations and standards of the state Medicare and/or Medicaid certification agency, the Joint Commission (formerly known as the Joint Commission on the Accreditation of Healthcare Organizations) (the “Joint Commission”) or the equivalent accrediting body relied upon by such Facility Borrower in the operation of the Facility operated by such Facility Borrower or any part thereof.

(h)    Each Facility Borrower shall provide to Lender prompt written notice of any monetary or material non-monetary default or event of default with respect to any Material Obligation of such Facility Borrower or the Guarantor and, upon Lender’s request, such Facility Borrower or the Guarantor shall furnish to Lender a certificate in form reasonably acceptable to Lender certifying that, with respect to each Material Obligation, no monetary or material non-monetary event of default, to such Facility Borrower or such Guarantor’s knowledge, then exists thereunder.

(i)    Lender reserves the right to require such other financial information from Borrower at such other times as it shall deem reasonably necessary. All financial statements and information must be in such form and detail as Lender shall from time to time, but not unreasonably, request.

Section 13.2.    Inspection. Upon reasonable prior written notice, Borrower shall permit Lender, or its designated Affiliate, and their respective authorized representatives to inspect the Real Property during usual business hours subject to any security, health, safety or confidentiality requirements of Borrower (including Borrower’s reasonable policies with respect to facility security and/or HIPAA compliance), any governmental agency, any Insurance Requirements relating to the Real Property, or imposed by law or applicable regulations, except that, in the event of an emergency, Lender shall have the right to inspect the Real Property upon reasonable notice (which in this circumstance may be verbal) under the circumstances to Borrower.

Section 13.3.    Management Agreements. Borrower shall not engage, terminate, remove or replace any Management Company, without providing Lender with fifteen (15) days’ prior written notice and an opportunity to provide consultation as to any successor manager. Borrower shall require any Management Company to execute and deliver to Lender within ten (10) Business Days from Lender’s request an estoppel certificate, as required by Lender and/or any Facility Lender, in such form and content as is reasonably acceptable to Lender and/or such Facility Lender.

Section 13.4.    Non-competition. Each Facility Borrower hereby acknowledges the Non-Competition Agreement and, as an inducement to Lender to enter into this Agreement and as a condition precedent to this Agreement, each Facility Borrower agrees that the terms, covenants and conditions of the Non-Competition Agreement are binding on it and incorporated herein by reference.

ARTICLE XIV

DEFAULT

Section 14.1.    Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default hereunder:

(a)    if Borrower shall fail to make a payment of the Loan Obligations or any other monetary obligation when the same becomes due and payable by Borrower under this Agreement, the Note or the other Loan Documents (including, but not limited to the failure to pay Insurance Premiums or Impositions) and the same shall remain unpaid for more than ten (10) days following receipt by Borrower of written notice thereof from Lender; provided, however, in no event shall Lender be required to give more than two (2) such written notices hereunder during any consecutive twelve (12) month period; or

(b)    if Borrower shall fail to observe or perform any other term, covenant or condition of this Agreement and such failure is not cured by Borrower within a period of thirty (30) days after receipt by Borrower of written notice thereof from Lender (except that in the event Borrower shall fail to comply with any request pursuant to Sections 5.2(c) and 14.3(b) hereof, and such failure shall continue for ten (10) days after receipt by Borrower of such request from Lender), unless such failure cannot, in Lender’s reasonable determination, with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if, in Lender’s reasonable determination, Borrower commences to cure such failure within the thirty (30) day period and proceeds with due diligence to complete the curing thereof; provided, however, in no event shall Lender be required to give more than two (2) such written notices hereunder for Borrower’s failure to observe or perform the same (or repetitive) covenant or condition in any consecutive twelve (12) month period; or

(c)    if (i) any Facility Borrower or the Guarantor shall admit in writing its inability to pay its debts as they become due; or (ii) any Facility Borrower or the Guarantor shall file a petition in bankruptcy as a petition to take advantage of any insolvency act; or (iii) any Facility Borrower or the Guarantor shall be declared insolvent according to any law; or (iv) any Facility Borrower or the Guarantor shall make any general assignment for the benefit of its creditors; or (v) if the estate or interest of any Facility Borrower in the Real Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or sixty (60) days after receipt by such Facility Borrower of written notice thereof from Lender (unless such Facility Borrower shall be contesting such lien or attachment in good faith in accordance with Article VIII); or (vi) any petition shall be filed against any Facility Borrower or the Guarantor to declare such Facility Borrower or the Guarantor bankrupt, to take advantage of any insolvency act, or to delay, reduce or modify such Facility Borrower’s or the Guarantor’s capital structure and the same shall not be removed or vacated within ninety (90) days from the date of its creation, service or attachment; or (vii) any Facility Borrower or the Guarantor shall, after a petition in bankruptcy is filed against it, be adjudicated a bankrupt, or a court of competent jurisdiction shall enter an order or decree, with or without the consent of such Facility Borrower or the Guarantor, as the case may be, appointing a trustee, examiner or receiver of such Facility Borrower or the Guarantor or the whole or substantially all of its property, or approving a petition filed against such Facility Borrower or the Guarantor seeking reorganization or arrangement of such Facility Borrower or the Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(d)    if any Facility Borrower shall have any of its material Licenses, material Participation Agreements (including participation or certification in Medicare or Medicaid or any material other third-party payor program) terminated by the applicable government program for fraud or willful violation of the terms of such program; or

(e)    a Change of Control Transaction shall occur with respect to any Facility Borrower or Guarantor which is not approved by Lender in advance; or

(f)    if, with respect to any Property, the applicable Facility Borrower that operates the Business at such Property abandons or vacates the same (such Facility Borrower’s absence therefrom for thirty (30) consecutive days shall constitute abandonment) and thereafter fails to comply with any other covenants or conditions set forth in this Agreement with respect to such Facility Borrower or such Property (subject to any other applicable notice and cure periods set forth herein), it being understood that such Facility Borrower may cease operations of the Business at such Property so long as such Facility Borrower complies with all other non-operational covenants and conditions set forth in this Agreement; or

(g)    if any Facility Borrower or the Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets, or any such Facility Borrower or the Guarantor shall enter into an agreement respecting same; or

(h)    if an “Event of Default” shall occur under and as defined in the Master Lease, or a monetary default or a material non-monetary default shall occur under any other Obligation Document (other than this Agreement) which is not waived in writing or cured within the cure period as provided therein (it being understood that a violation of the LLC Agreement with respect to any MPT Required Provision is a material non-monetary default and shall not be subject to any notice or cure period); or

(i)    if any Facility Borrower shall breach the covenants in Section 4.10; or

(j)    if any monetary or material non-monetary default or event of default occurs with respect to any Material Obligation of any Facility Borrower or Guarantor which is not waived in writing or cured within the applicable notice and cure period provided by the document evidencing the Material Obligation; or

(k)    if, at any time during the Term, for two (2) consecutive calendar quarters:

(i)    commencing the quarter ending December 31, 2017 and continuing for the first three calendar quarters in 2018, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Five Percent (205%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(ii)    commencing the quarter ending December 31, 2018 and continuing for the first three calendar quarters in 2019, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Fifteen Percent (215%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iii)    commencing the quarter ending December 31, 2019 and continuing for first three calendar quarters in 2019, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Twenty Percent (220%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iv)    commencing the quarter ending December 31, 2020 and continuing for each calendar quarter thereafter, EBITDAR of Steward Health and its Subsidiaries shall be less than Two Hundred and Twenty-Five Percent (225%) of the Realty Payments (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(l)    if, at any time during the Loan Term, for two (2) consecutive calendar quarters:

(i)    commencing the quarter ending December 31, 2017 and continuing for the first three calendar quarters in 2018, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Five Percent (105%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(ii)    commencing the quarter ending December 31, 2018 and continuing for the first three calendar quarters in 2019, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Fifteen Percent (115%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iii)    commencing the quarter ending December 31, 2019 and continuing for first three calendar quarters in 2020, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Twenty Percent (120%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(iv)    commencing the quarter ending December 31, 2020 and continuing for each calendar quarter thereafter, EBITDAR of Steward Health and its Subsidiaries shall be less than One Hundred and Twenty-Five Percent (125%) of Consolidated Fixed Charges (as determined utilizing the trailing twelve (12) month operating and financial results of Steward Health and its Subsidiaries and measured on a calendar quarterly basis);

(m)    Notwithstanding the foregoing, in the event that Borrower fails (or, but for the operation of this paragraph, would fail) to comply with the requirements of Sections 14.1(k) and (1), until the thirtieth (30th) day subsequent to the earlier of (1) the date Borrower becomes aware of such noncompliance or (2) the date of delivery of written notice from Lender relating to such failure (the “Equity Cure Expiration Date”), Steward Health shall have the right to issue its equity interests for cash or to receive an equity contribution in respect of its equity interests (the “Equity Cure Right”), and upon the receipt by Steward Health of such cash (the “Specified Equity Contribution”), EBITDAR shall be recalculated giving effect to the following pro forma adjustments:

(i)    EBITDAR for the applicable calendar quarter (and any four-quarter period that contains such quarter) shall be increased, solely for the purpose of determining compliance with Sections 14.1(k) and (l), by an amount equal to the Specified Equity Contribution; and

(ii)    if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of Section 14.1(k) and (l), Borrower shall be deemed to have satisfied the requirements of such section as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured for purposes of this Agreement.

(n)    Notwithstanding anything herein to the contrary, after the failure to comply with the requirements of Sections 14.1(k) and (l), if Borrower has given Lender notice that Borrower intends to cure such failure with the proceeds of a Specified Equity Contribution, Lender shall not exercise any rights or remedies under this Article XIV available during the continuance of any Event of Default on the basis of any actual or purported failure to comply with Sections 14.1(k) and (l) until such failure is not cured on or prior to the Equity Cure Expiration Date.

Section 14.2.    Remedies. If an Event of Default has occurred which has not been waived in writing by Lender, Lender shall have the right at its election, then or at any time thereafter, to pursue any one or more of the following remedies (subject to applicable law), in addition to any remedies which may be permitted by law, equity, by other provisions of this Agreement or otherwise, without notice or demand, except as hereinafter provided:

(a)    Lender may declare all or any portion of the Loan Obligations allocable to the Defaulted Property under the Allocation Schedule immediately due and payable to Lender, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by Borrower;

(b)    Lender may foreclose under any one or more of the Mortgages securing the Loan. Lender may either (i) foreclose under the applicable Mortgage relating to the Property from which such Event of Default emanated or to which such Event of Default related primarily; or (ii) if there has occurred a Major Event of Default, foreclose under any one or more (including all, if so elected by Lender) of the Mortgages securing the Loan, regardless of whether such Event of Default emanated from or related primarily to a single Property (whether one or more, and whether pursuant to clause (i) or (ii), the “Defaulted Property”);

(c)    Lender may, upon written notice to Borrower, proceed with all remedies Lender deems necessary, including, without limitation, terminating this Agreement, accelerating and calling due and payable all outstanding or any portion of the Loan Obligations allocable to the Defaulted Property, foreclosing under any one or more of the Mortgages allocable to the Defaulted Property and exercising any other remedy available to Lender hereunder or under any of the other Loan Documents, the Obligation Documents, at law or in equity;

(d)    Lender, at its option, may (i) institute and prosecute proceedings in any court of competent jurisdiction to pursue any remedies available in law or in equity, including, without limitation, the recovery of damages, the enforcement of specific performance or to obtain an injunction, or (ii) pursue any and all rights or remedies available to Lender under any Loan

Document. No such termination and/or subsequent election by Lender hereunder shall in any way limit, qualify or otherwise affect the obligations of Borrower with respect to the Loan Obligations of their indemnification obligations hereunder.

(e)    Lender, at its option, may effect a sale, transfer or assignment of the Collateral or any portion thereof. Notwithstanding anything contained herein to the contrary, for the purpose of effecting the sale, transfer or assignment described herein, Borrower hereby nominates and irrevocably designates and appoints Lender its true and lawful agent and attorney-in-fact, in the name of each Facility Borrower, as applicable, or in the name of Lender, or in the name of a designee of Lender to do all acts and things and execute all documents which Lender may deem necessary or desirable to effect the sale, transfer or assignment as set forth herein, including, without limitation, preparing, signing and filing any and all agreements, documents and applications necessary to effect such sale, transfer or assignment. This power is coupled with Lender’s ownership of the security interest in the Collateral and all incidental rights attendant to any and all of the rights set forth herein.

(f)    Terminate this Agreement and any of the other Loan Documents relating to a particular Property (whether one or more, the “Terminated Property”) and all future liability or obligation of Lender relating to such Terminated Property, but without affecting Lender’s liens on the Collateral and without affecting the Loan Obligations.

(g)    In addition to any other available remedies, Lender may take such actions as Lender reasonably considers necessary or appropriate to protect the priority, validity and enforceability of the Lien of any one or more of the Mortgages, such as appearing and participating in any action or proceeding affecting or which may affect the security or priority thereof or the rights or powers of Lender, or paying, purchasing, contesting or compromising any other Lien or alleged Lien, whether superior or junior to the applicable Mortgage.

Section 14.3.    Remedies with Respect to Licenses.

(a)    Following an Event of Default resulting in the foreclosure of any one or more of the Properties or Lender’s purchase of any one or more Properties in accordance with Article XV, Borrower shall not move or attempt to move the Licenses or Participation Agreements to any other location. To the extent that Borrower has any right, title, or claim of right whatsoever in and to the Licenses or the right to operate any such Facilities, all such right, title, or claim of right shall automatically revert to Lender or to Lender’s designee upon such foreclosure or purchase, to the extent permitted by law.

(b)    SUBJECT TO SECTION 14.3(D), FOLLOWING AN EVENT OF DEFAULT RESULTING IN THE FORECLOSURE OF ANY ONE OR MORE OF THE PROPERTIES OR LENDER’S PURCHASE OF ANY ONE OR MORE PROPERTIES IN ACCORDANCE WITH ARTICLE XV, WITHOUT ANY ADDITIONAL CONSIDERATION TO ANY FACILITY BORROWER, THE APPLICABLE FACILITY BORROWER SHALL, FOR REASONABLE PERIODS OF TIME AFTER SUCH FORECLOSURE OR PURCHASE, USE ITS COMMERCIALLY REASONABLE EFFORTS TO FACILITATE AN ORDERLY TRANSFER OF THE OPERATION AND OCCUPANCY OF SUCH PROPERTY TO LENDER OR ITS DESIGNEE, AND SUCH COOPERATION SHALL INCLUDE, WITHOUT

LIMITATION, (i) SUCH FACILITY BORROWER’S EXECUTION AND SUBMISSION TO THE APPROPRIATE AUTHORITY OF ANY AND ALL DOCUMENTS REQUIRED TO EFFECT THE TRANSFER, ISSUANCE OR ASSIGNMENT TO LENDER OR ITS DESIGNEE OF ANY AND ALL LICENSES AND PARTICIPATION AGREEMENTS, (ii) SUCH FACILITY BORROWER’S MAINTENANCE OF THE EFFECTIVENESS OF ANY AND ALL SUCH LICENSES AND PARTICIPATION AGREEMENTS UNTIL SUCH TIME AS ANY NEW LICENSES NECESSARY FOR ANY NEW BORROWER OR OPERATOR TO OPERATE THE FACILITY OPERATED BY SUCH FACILITY BORROWER HAVE BEEN ISSUED, AND (iii) THE TAKING OF SUCH OTHER ACTIONS AS REASONABLY REQUESTED BY LENDER OR REQUIRED BY APPLICABLE LAW; IT BEING UNDERSTOOD AND AGREED THAT THE PERFORMANCE OR EXERCISE OF ANY OF THE FOREGOING RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO SUCH FACILITY BORROWER.

(c)    IT IS AN INTEGRAL CONDITION OF THIS AGREEMENT, AND A MATERIAL INDUCEMENT TO LENDER’S AGREEMENT TO MAKE THE LOAN TO BORROWER, THAT EACH FACILITY BORROWER ACKNOWLEDGES AND AGREES TO COOPERATE WITH AND ASSIST LENDER AND/OR ITS DESIGNEE IN CONNECTION WITH ANY TRANSFER OF THE LICENSES OR THE OPERATIONS OF THE FACILITIES IN ACCORDANCE WITH THIS SECTION 14.3 IN CONNECTION WITH A FORECLOSURE OF ANY PROPERTY, LENDER’S PURCHASE OF ANY PROPERTY IN ACCORDANCE WITH ARTICLE XV, OR REMOVAL OF BORROWER FROM POSSESSION OF ONE OR MORE OF THE PROPERTIES IN THE MANNER SET FORTH HEREIN, WHICH COOPERATION AND ASSISTANCE SHALL BE WITHOUT ANY ADDITIONAL CONSIDERATION TO BORROWER.

(d)    The obligations of each Facility Borrower set forth in this Section 14.3 shall include, without limitation, such Facility Borrower using its commercially reasonable efforts to assist and cooperate with Lender (or its designee) in (i) obtaining any new material Licenses and Participation Agreements or (ii) transferring or assigning any existing material Licenses and Participation Agreement, which shall include, without limitation, each Facility Borrower using its commercially reasonable efforts to execute and deliver such change of ownership documentation required to transfer any material Licenses and Participation Agreements (including, without limitation, any Form CMS 855 to assign any Medicare provider agreements) to Lender or its designee. Lender acknowledges that the obligations of each Facility Borrower set forth in this Sections 14.3 shall be subject to all applicable notice, review, or approval requirements of any Governmental Body including, without limitation, any requirements of the Massachusetts Department of Health and Human Services or other State Regulatory Authority (collectively, the “Transfer Requirements”); provided, however, that until such time as all applicable Transfer Requirements have been satisfied, each Facility Borrower shall continue to use its commercially reasonable efforts to satisfy the obligations set forth in this Section 14.3.

Section 14.4.    Cumulative. The remedies of Lender in this Agreement or in any other Loan Document, or at law or in equity, shall be cumulative and concurrent and may be pursued singly, successively or together in Lender’s discretion. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve Borrower from liability for any breach or violation of this Agreement that arose prior to such termination.

Section 14.5.    Waivers.

(a)    Borrower waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) any right to a trial by jury; and (iii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

(b)    Borrower waives, to the extent permitted by applicable law, any and all rights or defenses arising by reason of: (i) any “one action” or “anti-deficiency” law or any other law which may prevent Lender from bringing any action, including a claim for deficiency, against Borrower or any one or more Facility Borrowers or the Guarantor, before or after Lender’s commencement or completion of any foreclosure or similar action or actions, either judicially or by exercise of a power of sale; (ii) any election of remedies by Lender which destroys or otherwise adversely affects Borrower or any one or more Facility Borrower’s or the Guarantor’s subrogation rights or rights to proceed against any Person for reimbursement, including, without limitation, any loss of rights such Facility Borrowers or such Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Loan Obligations, if any, (iii) any right to claim discharge of the Loan Obligations on the basis of unjustified impairment of any collateral for the Loan Obligations; (iv) any defenses given to guarantors, sureties, and/or co-makers at law or in equity other than actual payment and performance of the Loan Obligations;

Section 14.6.    Application of Funds. Any payments otherwise payable by or to Borrower which are received by Lender under any of the provisions of this Agreement during the existence or continuance of any Event of Default shall be applied to the Loan Obligations in the order which Lender may reasonably determine.

Section 14.7.    Notices by Lender. The provisions of this Article concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if reasonably designed to apprise Borrower of the nature and approximate extent of any default, it being agreed that Borrower is in good or better position than Lender to ascertain the exact extent of any default by Borrower hereunder.

Section 14.8.    Additional Expenses. It is further agreed that, in addition to payments required pursuant to Section 14.2 above and the provisions of Section 21.3, Borrower shall compensate Lender and its Affiliates for (a) all reasonable, out-of-pocket expenses incurred by Lender and its Affiliates in enforcing the provisions of this Agreement and the other Loan Documents in foreclosing or repossessing the Real Property or any portion thereof (including among other expenses, any increase in insurance premiums caused by the vacancy of all or any portion of the Real Property); (b) all reasonable, out-of-pocket expenses incurred by Lender and its Affiliates in selling or reletting (including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees); (c) all concessions granted to buyers or new Tenants upon selling or reletting (including among other concessions, renewal options); (d) Lender’s and its Affiliates’ reasonable, out-of-pocket attorneys’ fees and expenses arising from or related to an Event of Default; and € all losses incurred by Lender and its Affiliates as a direct or indirect result of such Event of Default (including, among other losses, any adverse action by Facility Lenders).

Section 14.9.    Lender’s Contractual Security Interest. In order to secure the payment of all Loan Obligations due and to become due hereunder and the faithful performance of this Agreement by Borrower and to secure all other obligations, indebtedness and liabilities of Borrower to Lender, now existing or hereafter incurred, contemporaneously with the execution of this Agreement, Borrower has executed the Security Agreement and the Mortgages, among others, granting Lender and certain of its Affiliates certain liens and security interests as therein described. Upon the occurrence and continuance of an Event of Default by Borrower, Lender shall have the remedies set forth in the Security Agreement and the Mortgages, among others, in addition to all remedies available at law or in equity and the remedies set forth in this Agreement, the other Loan Documents and the other Obligation Documents.

ARTICLE XV

OPTIONS TO PURCHASE

Section 15.1.    Options to Purchase Real Property. Upon (a) the occurrence and continuance of a Major Event of Default, unless waived in writing by Lender, or (b) the expiration of the Initial Term (as defined in the Note), (each, an “Option Event”), in addition to other rights and remedies Lender may have in this Agreement and at law and in equity, Lender and any designee or assignee of Lender (collectively, the “Purchaser”), shall have the right and option (the “Option”), but not the obligation, for a period of thirty (30) days following the date of the occurrence of an Option Event (the “Option Period”), to purchase the Real Property or any one or more of the Properties from the applicable Facility Borrower in accordance with this Article XV. If the Purchaser determines to exercise its option to purchase the Real Property or any one or more of the Properties pursuant hereto (the “Option Property”), the Purchaser shall, within the Option Period, deliver a written notice of such determination (the “Option Notice”) to Borrower. Upon Borrower’s timely receipt of such Option Notice, Borrower shall be obligated to sell, assign, transfer and convey all of the Option Property to the Purchaser for a purchase price equal to either: (i) if such sale is the result of the occurrence of a Major Event of Default, then for the outstanding principal amount of the Loan Obligations allocated to the Option Property as of the Option Closing Date in accordance with the Allocation Schedule; or (ii) if such sale is the result of the expiration of the Initial Term, then for an amount equal to one hundred ten percent (110%) of the fair market value of the subject Option Property as of the date hereof (which the parties agree is the amount of the Loan Obligations allocated to such Option Property on the Allocation Schedule). In the event that Lender purchases less than all of the Real Property as provided herein, Borrower shall be released from all obligations and liabilities arising under this Agreement and the other Loan Documents relating to such purchased Property in accordance with the Allocation Schedule, but the Loan Obligations allocated to any Property not purchased by Lender shall remain outstanding and due and payable in accordance with the Loan Documents. If the Purchaser determines to exercise its option pursuant hereto, Borrower shall be obligated to sell, assign, transfer and convey to the Purchaser on an AS IS, WHERE IS BASIS, and without representation or warranty of any kind or nature whatsoever, express or implied, all such Borrower’s Property and Borrower’s rights, title, and interest therein subject to the terms and conditions set forth herein.

Section 15.2.    Option to Purchase Personal Property. Upon the occurrence and continuance of an Major Event of Default, continuing for thirty (30) days beyond any applicable notice and cure period, in addition to other rights and remedies Lender may have in the Loan Documents and at law and in equity, Lender shall have the right and option, but not the obligation, to purchase from Borrower, all (but not less than all) of the applicable Facility Borrower’s Personal Property with respect to such Facility and all rights title, and interest of the applicable Facility Borrower therein for an amount equal to the then fair market value of the Facility Borrower’s Personal Property with respect to such Facility as determined by independent, third party appraisal reasonably acceptable to Lender and Borrower, subject in all cases to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, security interests and other encumbrances to which such Personal Property is subject. If the Lender determines to exercise its option pursuant hereto, then Lender shall provide Borrower with written notice of its intent to exercise such option and Borrower shall be obligated to sell, assign, transfer and convey to Lender, its designee or assignee, on an AS IS, WHERE IS BASIS, and without representation or warranty of any kind or nature whatsoever, express or implied, all such Facility Borrower’s Personal Property with respect to such Facility and all rights, title and interest of such Facility Borrower therein subject to the terms and conditions set forth herein. Notwithstanding anything contained in this Section 15.2 to the contrary, the options to purchase granted under this Section 15.2 do not pertain to any of the Licenses, it being understood and agreed that all matters relating to the transfer of the Licenses are addressed in Section 14.3.

Section 15.3.    Payment of Purchase Price. In the event a purchase and sale transaction contemplated by this Article XV is consummated, on the Option Closing Date the applicable purchase price shall be paid into escrow and applied, first, towards payment of the outstanding Loan Obligations and, then, the balance of the purchase price, if any, shall be paid through escrow to Borrower. The original Note shall be canceled or amended at closing as necessary to reflect the payment of the Loan Obligations. Notwithstanding any provision herein to the contrary, in the event that the purchase transactions contemplated by this Article XV are consummated, Borrower shall pay all Scheduled Monthly Payments and other charges and amounts accruing under the Note but unpaid through the Option Closing Date at the closing of such transaction and, if Borrower shall fail to do so, Lender may offset the amount of such accrued and unpaid Scheduled Monthly Payments and other charges against the amount of the aggregate purchase price payable to Borrower pursuant to this Article XV.

Section 15.4.    Closing of Purchase. Any purchase and sale pursuant to this Article XV shall be handled through deliveries into escrow on a mutually agreeable date (the “Option Closing Date”) which shall not be later than sixty (60) days following the expiration of the Option Period. Borrower shall, upon receipt from Lender (which may be through escrow) of the applicable Option Price or Put Price (as applicable) and the other closing documents to which Lender is a party, deliver to the Purchaser, which may be through escrow, a special warranty deed, or other appropriate instrument of conveyance conveying the entire interest of Borrower in and to the Option Property or Put Property (as applicable) to the Purchaser free and clear of all liens other than (a) those that Borrower has agreed hereunder to pay or discharge; (b) those liens, if any, which the Purchaser has agreed in writing to accept and to take title subject to; and (c) the Permitted Exceptions applicable to such Property. All expenses of the conveyance, including, without limitation, the cost of title examination or standard coverage title insurance, survey, attorneys’ fees incurred by Lender in connection with such conveyance, transfer taxes, prepayment penalties, recording fees and similar charges shall be paid by Borrower. Time shall be of the essence in the performance of the Parties’ obligations under this Article XV.

Section 15.5.    Proration. All rent, income, expenses, utility charges and real and personal property taxes relating to the ownership and operation of the Real Property, the Personal Property and the Facilities purchased by the Purchaser pursuant to this Article XV shall be equitably prorated and paid as of the Option Closing Date, with Borrower responsible therefor to the extent such items relate to the time period prior to and including the Option Closing Date.

ARTICLE XVI

INTENTIONALLY OMITTED

ARTICLE XVII

INTENTIONALLY OMITTED

ARTICLE XVIII

LENDER’S RIGHT TO CURE

(a)    Subject to the provisions of Article VIII relating to permitted contests, if Borrower shall fail to make any payment, or to perform any act required to be made or performed under this Agreement and to cure the same within the relevant time periods provided in Section 14.1, after reasonable written notice to Borrower, Lender, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such reasonable payment or perform such reasonable act for the account and at the expense of Borrower, and may, to the extent permitted by law, enter upon any portion of the Real Property, but only in accordance with Borrower’s reasonable security procedures and all applicable laws, including, but not limited to all Information Privacy and Security Laws, for such purpose and take all such action thereon as, in Lender’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Borrower.

(b)    All sums so paid by Lender and all reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable, documented, out-of-pocket attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lender until reimbursed, shall be paid by Borrower to Lender on demand.

ARTICLE XIX

INDEMNIFICATION

NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE OR SELF INSURANCE PROVIDED FOR IN ARTICLE IX, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF INSURANCE, IN ADDITION TO ANY OTHER INDEMNIFICATION OBLIGATIONS OF BORROWER AND GUARANTORS AS PROVIDED IN THIS AGREEMENT, BORROWER WILL PROTECT, INDEMNIFY, SAVE HARMLESS AND DEFEND LENDER AND MPT REAL ESTATE OWNER FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, REASONABLE, OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION,

REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO THE EXTENT PERMITTED BY LAW), IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LENDER OR ITS AFFILIATES BY REASON OF: (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF PERSONAL PROPERTY OCCURRING ON OR ABOUT THE REAL PROPERTY OR ADJOINING SIDEWALKS, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF MALPRACTICE, (B) ANY USE, MISUSE, NO USE, CONDITION, MAINTENANCE OR REPAIR BY BORROWER OF THE REAL PROPERTY, (C) ANY IMPOSITIONS (WHICH ARE THE OBLIGATIONS OF BORROWER TO PAY PURSUANT TO THE APPLICABLE PROVISIONS OF THIS AGREEMENT), (D) ANY FAILURE ON THE PART OF BORROWER TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, € THE NON-PERFORMANCE OF ANY OF THE TERMS AND PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE REAL PROPERTY TO BE PERFORMED BY THE LANDLORD (THE APPLICABLE FACILITY BORROWER) THEREUNDER, AND (F) ANY AND ALL LAWFUL ACTION THAT MAY BE TAKEN BY LENDER OR ITS AFFILIATES IN CONNECTION WITH THE ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SUIT IS FILED IN CONNECTION WITH SAME, OR IN CONNECTION WITH BORROWER OR A GUARANTOR AND/OR ANY PARTNER, JOINT VENTURER, MEMBER OR SHAREHOLDER THEREOF BECOMING A PARTY TO A VOLUNTARY OR INVOLUNTARY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING. ANY AMOUNTS WHICH BECOME PAYABLE BY BORROWER UNDER THIS ARTICLE XIX SHALL BE PAID WITHIN FIFTEEN (15) DAYS AFTER DEMAND THEREFOR BY LENDER AND, IF NOT TIMELY PAID, SHALL BEAR A LATE CHARGE (TO THE EXTENT PERMITTED BY LAW) AT THE OVERDUE RATE UNTIL THE DATE OF PAYMENT AND A LATE PAYMENT PENALTY ON SUCH AMOUNT. BORROWER, AT ITS SOLE EXPENSE, SHALL CONTEST, RESIST AND DEFEND ANY SUCH CLAIM, ACTION OR PROCEEDING ASSERTED OR INSTITUTED AGAINST LENDER AND MAY COMPROMISE OR OTHERWISE DISPOSE OF THE SAME, SUBJECT TO THE APPROVAL OF LENDER. NOTHING HEREIN SHALL BE CONSTRUED AS INDEMNIFYING LENDER OR MPT REAL ESTATE OWNER AGAINST ITS OWN BAD FAITH, GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT, OR ANY WILLFUL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER OBLIGATION DOCUMENT.

ARTICLE XX

NOTICES

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business

Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Borrower:	c/o Steward Health Care System LLC
500 Boylston Street, Fifth Floor
Boston, MA 02116
Attn: Joseph C. Maher, Jr.
Fax: (617) 419-4800

with a copy to:	McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attn: Ankur Gupta, Esq.
Fax: (312) 984-7700

if to Lender:	c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
420 20th Street North
1400 Wells Fargo Tower
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Fax: (205) 322-8007

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day (based upon Birmingham, Alabama time), such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

ARTICLE XXI

MISCELLANEOUS

Section 21.1.    General. The parties agree that each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any application of this Agreement to any party or otherwise) is held to be prohibited by or invalid under applicable law, such provision or application shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other applications of this Agreement. If any late charges provided for in any provision of this Agreement are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (subject to Section 21.17); provided, however, that (a) this Agreement shall not inure to the benefit of any assignee pursuant to an assignment which violates the terms of this Agreement and (b) neither this Agreement nor any other agreement contemplated in this Agreement shall be deemed to confer upon any Person (other than any Non-Recourse Party with respect to Section 21.7 herein) not a party to this Agreement any rights or remedies contained in this Agreement. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect its meaning.

Section 21.2.    Bankruptcy Waivers.

(a)    Relief from Stay. Borrower acknowledges and agrees that in the event any Facility Borrower or any Property shall become the subject of any bankruptcy or insolvency estate, then (i) Borrower shall not oppose any request by Lender to obtain an order from the court granting relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit the exercise of all rights and remedies pursuant to this Agreement; and (ii) the occurrence or existence of any Event of Default under this Agreement shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code, based on the fact that the non-existence of a bankruptcy proceeding was a material inducement for the entry by Lender into this Agreement.

(b)    Automatic Stay. Borrower hereby waives the stay imposed by 11 U.S.C. Section 362(a) as to actions by Lender against each Property. Borrower acknowledges and agrees that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any Facility Borrower, such Facility Borrower shall not assert or request that any other party assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights or remedies held by virtue of this Agreement or applicable law.

(c)    Patient Care Ombudsman. Borrower hereby agrees (i) to use its best efforts to contest the necessity of the appointment of a Patient Care Ombudsman for such Facility as that term is defined in 11 U.S.C. Section 333, and/or (ii) to join with Lender in requesting a waiver of or contesting the appointment of such a Patient Care Ombudsman.

Section 21.3.    Lender’s Expenses. In addition to the other provisions of this Agreement, including, without limitation, Section 14.8, Borrower agrees and shall pay and/or reimburse Lenders and its Affiliates’ reasonable and documented out-of-pocket costs and expenses, including, without limitation, the reasonable and documented costs and expenses of reports and investigations and reasonable and documented legal fees and expenses attributable to an Event of Default and Lender’s pursuing the rights and remedies provided herein and under applicable law, incurred or resulting from or relating to (a) requests by Borrower for approval or consent under this Agreement or any other Obligation Document (including any consents relating to management, the placing of liens on Borrower’s Personal Property and any ntercreditor issues which arise in connection with any Material Obligation); (b) any circumstances or developments which give rise to Lender or its Affiliates’ right of consent or approval under this Agreement or any other Obligation Documents; (c) a request for changes, including, but not limited to, (i) the permitted use of the Real Property; (ii) alterations and improvements to the Improvements; (iii) subletting or assignment; and (iv) any other changes in the terms, conditions or provisions of this Agreement or any other Obligation Document; and (d) enforcement by Lender or its Affiliates of any of the provisions of this Agreement, the other Loan Documents or the Obligation Documents. Such expenses and fees shall be paid by Borrower within thirty (30) days of the submission of a statement in reasonable detail for the same or such amount(s) shall be subject to interest at the Overdue Rate from the expiration of said thirty (30)-day period to the date of payment, plus a Late Payment Penalty with respect to such unpaid amount.

Section 21.4.    Prevailing Party Expenses. In addition to the other provisions of this Agreement but subject to the provisions of Section 21.3, if Borrower on the one hand or Lender on the other hand brings any action, suit, or other legal action or proceeding to enforce or establish any right of such party under this Agreement, the party prevailing in such action, suit, or proceeding shall be entitled to recover all reasonable and documented out-of-pocket costs and expenses incurred by the prevailing party in connection therewith, including, without limitation, court costs and documented out-of-pocket attorneys’ fees.

Section 21.5.    Entire Agreement; Modifications. This Agreement, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. No waiver of any provision hereunder or any breach or default hereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Neither this Agreement, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lender and Borrower.

Section 21.6.    MPT Securities Offering and Filings. Notwithstanding anything contained herein to the contrary, Borrower shall, at Lender’s sole cost and expense, cooperate with Lender in connection with any securities offerings and filings, or Lender’s efforts to procure or maintain financing for, or related to, the Real Property, or any portion thereof and, in connection therewith, Borrower shall furnish Lender, in a timely fashion, with such financial and other information (including audited financial statements and consents of auditors) as Lender shall reasonably request, provided that the disclosure of such information is not prohibited under any Information Privacy and Security Laws. In accordance with all Information Privacy and Security Laws, Lender may disclose that Lender has entered into this Agreement with Borrower and may provide and disclose information regarding this Agreement, Borrower, the Guarantor, the Real Property and each Facility, and such additional information which Lender may reasonably deem necessary, to its proposed investors in such public offering or private offering of securities, or any current or prospective lenders with respect to such financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts, and other parties. In accordance with all Information Privacy and Security Laws, upon reasonable advance notice, Lender, its legal and financial representatives, and any lender providing financing for all or any portion of the Real Property shall have the right to access, examine and copy all agreements, records, documentation and information relating to Borrower, the Guarantor, and such Real Property, and to discuss such affairs and information with the officers, employees and independent public accountants of Borrower as often as reasonably necessary. The additional costs of Borrower in complying with the foregoing shall be reimbursed to Borrower by Lender.

Section 21.7.    Non-Recourse as to Parties.

(a)    Anything contained herein to the contrary notwithstanding, any claim based on, or in respect of, any liability of Lender under this Agreement shall be enforced only against the Lender’s interest in the Real Property and any proceeds therefrom and not against any other assets, properties or funds of (i) Lender, (ii) any director, officer, general partner, member, shareholder, limited partner, beneficiary, employee, representative, contractor or agent of Lender or any of its Affiliates (collectively, the “Lender Parties”) (or any legal representative, heir, estate, successor or assign of Lender or any of the Lender Parties), (iii) any predecessor or successor partnership or corporation (or other entity) of Lender or any of the Lender Parties, either directly or through Lender or the Lender Parties, or (iv) any person or entity affiliated with any of the foregoing.

(b)    Notwithstanding anything that may be expressed or implied in this Agreement, or in any document or instrument delivered in connection herewith, the Lender Parties by their execution hereof and by their acceptance, directly or indirectly, of the benefits of this Agreement, expressly covenants, acknowledges and agrees that no Person other than the Borrower or Guarantor shall have any obligation hereunder (and with respect thereto, only to the extent expressly provided herein) and that no recourse hereunder shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Obligors’ former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, advisors, members, managers, general or limited partners, assignees, or representatives or any of their respective former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, advisors, members, managers, general or limited partners or assignees, or representatives (each being referred to as a “Non-Recourse Party”, and together with the Borrower and Guarantor, collectively, the “Borrower Parties”), for any obligations of the Borrower or Guarantor under this Agreement, or for any claim based on, in respect of, or by reason of any such obligations or their creation, through Borrower, Guarantor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Lender Party against Borrower or Guarantor, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any law, statute, or regulation, or otherwise. Lender Parties hereby covenant and agree that they shall not institute, and shall cause each of their Affiliates and their equity holders and representatives not to attempt to assign or institute, directly or indirectly, any claim, suit or proceeding or bring, or attempt to assign, any other claim arising under, or in connection with, this Agreement, against any Non-Recourse Party.

Section 21.8.    Covenants, Restrictions and Reciprocal Easements. Except as expressly permitted by Section 4.11 above, Borrower shall not place of record any covenants, restrictions or reciprocal easements on all or any portion of the Land (collectively, the “Declarations”) without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 21.9.    Force Majeure. Except for the payment of all monetary obligations payable pursuant to the terms of this Agreement, the Note and other Loan Documents (which shall not be extended or excused), in the event that Lender or Borrower shall be delayed, hindered in or prevented from the performance of any act required under this Agreement by reason of strikes, lockouts, labor troubles, or other industrial disturbances, inability to procure materials, failure of power, unavailability of any utility service, restrictive governmental laws or regulations, acts of public enemies, war, blockades, riots, insurrections, earthquakes, fires, storms, floods, civil disturbances, weather-related acts of God, failure to act, or default of another party, or other reason beyond Lender’s or Borrower’s control (individually “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay. Within ten (10) Business Days following the occurrence of Force Majeure, the party claiming a delay due to such event shall give written notice to the other setting forth a reasonable estimate of such delay.

Section 21.10.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE FORECLOSURE UNDER ANY ONE OR MORE OF THE MORTGAGES AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE REAL PROPERTY SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE REAL PROPERTY IS LOCATED.

Section 21.11.    Jurisdiction and Venue. LENDER AND BORROWER CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 21.11, LENDER AND BORROWER AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. LENDER AND BORROWER EXPRESSLY ACKNOWLEDGE THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND AGREE NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE OTHER PARTY IN SAID COURTS. FURTHER, LENDER AND BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO ARTICLE XX SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN

ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT ALL ACTIONS AND PROCEEDINGS RELATING TO THE FORECLOSURE UNDER ANY ONE OR MORE OF THE MORTGAGES AND ALL REMEDIES RELATING TO THE RECOVERY OF POSSESSION OF ALL OR ANY PORTION OF THE REAL PROPERTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE STATE WHERE THE APPLICABLE PROPERTY IS LOCATED.

Section 21.12.    Compliance with Anti-Terrorism Laws. Lender hereby notifies Borrower that pursuant to the requirements of certain Anti-Terrorism Laws (including, without limitation, the Patriot Act) and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name, address and identification number of Borrower. Borrower will not, directly or indirectly, knowingly enter into any lease for the operation of any part of a Facility or any other lease or any material contracts with any person listed on the OFAC List. Borrower shall promptly notify Lender if Borrower has knowledge that Borrower or any of its principals or Affiliates or the Guarantor is listed on the OFAC List or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, directly or indirectly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, or other Anti-Terrorism Law.

Section 21.13.    Electronically Transmitted Signatures. In order to expedite the execution of this Agreement, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Agreement. The parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature. Following any facsimile or electronic mail transmittal, the party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

Section 21.14.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE OF ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE REAL PROPERTY (INCLUDING ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT.

Section 21.15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 21.16.    Survival. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree that, all claims against, and liabilities of, Borrower or Lender which relate to acts or omissions prior to the date of expiration or termination of this Agreement, and the covenants and obligations under this Agreement which expressly relate to periods after the expiration or earlier termination of this Agreement, including, without limitation, all indemnification obligations and those covenants and obligations described in Sections 5.1, 5.4, 5.6, 14.8, 21.3, and 21.4, and Articles VIII, XVIII, and XIX, shall survive such expiration or earlier termination.

Section 21.17.    Assignment. Neither this Agreement nor any other Loan Document is assignable by any Facility Borrower without the prior written consent of Lender. Lender may at any time during the Loan Term and without the consent of Borrower assign all of its rights and obligations hereunder to any other Person, so long as such Person is not a Non-Permitted Assignee; provided, however, that (i) if an Event of Default has occurred and is continuing, Lender may sell, assign or transfer any such rights and obligations to a Non-Permitted Assignee without the written consent of Borrower, and (ii) such restrictions to a sale or assignment shall not apply to or otherwise restrict any actions, negotiations or agreements in respect of any Portfolio Sale.

Section 21.18.    Continuation of Defaults. Notwithstanding any provision hereof to the contrary, whenever in this Agreement the phrases “continuing,” “continuation of” or similar words or phrases are used in connection with Events of Default, defaults, or events which with notice or passage of time would constitute Events of Default, such phrases or words shall not be construed to create any right in Borrower to have additional periods of time to cure such defaults or Events of Default other than those specific cure periods provided in this Agreement.

Section 21.19.    Specific Performance. In addition to any rights and remedies available to the parties hereunder or at law, each party shall be entitled to bring an action for specific performance and to seek other equitable relief in connection with any breach or violation, or any attempted breach or violation, of the provisions of this Agreement, without the necessity of showing actual damages or furnishing bond or other security.

Section 21.20.    Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Agreement and the general rules of construction which would construe any provisions of this Agreement in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Agreement as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Agreement are hereby expressly waived by all parties to this Agreement.

Section 21.21.    Joint and Several Obligations. Each Facility Borrower shall be jointly and severally liable for all of the liabilities and obligations of Borrower under this Agreement. Additionally, each Facility Borrower acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and enforceable against any one or more of the Facility Borrowers.

Section 21.22.    Agreements and Covenants relating to Certain Properties. Further representations, agreements and covenants regarding certain of the Properties are set forth on Schedule 21.22 attached hereto and are hereby incorporated herein by reference.

Section 21.23.    Termination Date. Without limiting any other provision hereof, on the Termination Date, (a) Borrower shall have no further obligations hereunder or under any other Loan Document (other than unasserted indemnification obligations and the obligations referred to in Section 21.16), (b) Borrower shall have no further obligations under any other Obligation Documents, (c) all Collateral owned by Borrower shall be released (except to the extent it is also owned by another Obligor), (d) the Note shall be returned to Borrower, and € Lender shall, at Borrower’s sole cost and expense, execute and deliver all such documents as Borrower shall reasonably request to evidence any of the foregoing.

Section 21.24.    Necessary Actions. Each party shall perform any further acts and execute and delivery any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 21.25.     No Waiver. No failure by either party to insist upon the strict performance of any term of this Agreement or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial performance under the terms of this Agreement during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach. The parties agree that no waiver shall be effective hereunder unless it is in writing.

Section 21.26.    Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Agreement, the liens, security interests and rights granted pursuant to this Agreement or any other Obligation Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Lender hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Agreement or any other Obligation Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to Lender hereunder or under any other Obligation Document shall be exercised by Lender, and no direction shall be given by Lender, in contravention of the Intercreditor Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first written above.

BORROWER:

STEWARD HOLY FAMILY HOSPITAL, INC.,
STEWARD CARNEY HOSPITAL, INC.,
STEWARD NORWOOD HOSPITAL, INC.
NASHOBA VALLEY MEDICAL CENTER, A STEWARD FAMILY HOSPITAL, INC.,

By:	/s/ Mark Rich
Name:	Mark Rich
Title:	Treasurer

[Real Estate Loan Agreement]

LENDER:

MPT OF DORCHESTER-STEWARD, LLC
MPT OF METHUEN-STEWARD, LLC
MPT OF NORWOOD-STEWARD, LLC
MPT OF AYER-STEWARD, LLC

By:	MPT Operating Partnership, L.P
Its:	Sole Member of each above-referenced entity

By:	/s/ Emmett E. McLean
Name:	Emmett E. McLean
Its:	Executive Vice President, COO, Treasurer and Secretary

[Real Estate Loan Agreement]

Exhibit A-1

Carney Land

The land, with the buildings and improvements now or hereafter located thereon, situated in Boston, Suffolk County, Massachusetts and more particularly bounded and described as follows:

The land with the buildings and improvements thereon situated at 2100 and 2110 Dorchester Avenue in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, and being shown as Lot A-1 on a plan of land entitled “Plan of Land in Boston, MA (Suffolk County) Steward Carney Hospital Scale 1” =40’ Date: December 11, 2012 by Precision Land Surveying, Inc. and recorded with Suffolk County Registry of Deeds in Plan Book 2013, Plan 35.

Together with the easements contained in a Reciprocal Easement Agreement between Steward Carney Hospital and HTA - Carney MOB, LLC dated March 29 2012, recorded at Book 43909, Page 37.

Also, together with all the easements in favor of the insured and benefitting the Land.

Exhibit A-2

Holy Family Land (Merrimack Valley)

The land, with the buildings and improvements now or hereafter located thereon, situated in Haverhill, Essex County, Massachusetts and more particularly bounded and described as follows:

Parcel I

A certain parcel of land in the City of Haverhill, County of Essex, Massachusetts shown as Lot A, together with the buildings and improvements situate thereon, as shown on that certain plan of land entitled “Plan of Land in Haverhill, MA (Essex County) Merrimack Valley Hospital” dated January 16, 2013 Scale: 1” = 40’ prepared by Precision Land Surveying, Inc., and recorded with the Essex South District Registry of Deeds in Plan Book 437 Plan 34. Containing 324,869 ± S.F. and being shown as Lot A on said Plan of Land.

Together with the benefit of that certain Easement Deed from the City of Haverhill to Essent Healthcare of Massachusetts, Inc. dated September 1, 2001 and recorded in Book 17695, Page 87.

Together with the easements contained in a certain Declaration of Covenants, Restrictions and Reciprocal Easement Agreement by and between Essent Healthcare of Massachusetts, Inc. and Health Care Property Investors, Inc. dated March 15, 2007 and recorded at Book 26651, Page 532.

Parcel II

A lot of land, together with the buildings thereon, shown as Lot 1B on a plan entitled “Plan of Land Brown Street & Lincoln Avenue, Haverhill, MA” prepared by Essent Healthcare of Massachusetts, Inc. by Northpoint Survey Services, Inc. dated April 4, 2005 and recorded with the Essex South County Registry of Deeds in Plan Book 387, Page 58, off the northerly side of Savage Street and off the southerly side of Brown Street, City of Haverhill, County of Essex, Commonwealth of Massachusetts, bounded and described as follows:

Beginning at a point located at the northwesterly corner of the parcel and at the southerly side of Brown Street, thence running S 60° 42’ 00” E, a distance of 72.00’ to a point, thence by a curve to the right, with a radius of 283.00’, a length of 373.85’ to a point, thence N 77° 03’ 28” W a distance of 323.08’ to a point, thence N 29° 18’ 00” E a distance 328.99’ to the point of beginning. Said parcel contains approximately 1.74 acres or 75,729 square feet as shown on the above mentioned plan.

Exhibit A-3

Nashoba Land

The land, with the buildings and improvements now or hereafter located thereon, situated in Ayer and Groton, Middlesex County, Massachusetts and more particularly bounded and described as follows:

A certain parcel of land, with the buildings thereon in Ayer and Groton, Middlesex County, Massachusetts, situated on the northwesterly side of Washington Street and shown as Lot A on a plan entitled “Plan of Land in Ayer/Groton, MA (Middlesex County) Surveyed for the Nashoba Valley Medical Center,” dated November 2, 2012, by Precision Land Surveying, Inc. and recorded with Middlesex South District Deeds as Plan 933 of 2012.

Expressly excluding therefrom any unit in the Condominium created by the Commonwealth of Massachusetts General Laws Chapter 183A, as amended or set forth in the Master Deed of Nashoba Medical Condominium dated June 18, 1990 and recorded with Middlesex South County Registry of Deeds at Book 20629, Page 227, and amended by an Amendment to Master Deed dated January 30, 2013 and recorded in Book 61197, Page 81.

Exhibit A-4

Norwood Land

The land, with the buildings and improvements now or hereafter located thereon, situated in Norwood, Norfolk County, Massachusetts and more particularly bounded and described as follows:

TRACT I – 800 Washington Street

That certain parcel of land on the southerly side of Washington and Central Streets, northerly side of East Hoyle Street and westerly side of Linden and Guild Streets, in the Town of Norwood, Norfolk County, Commonwealth of Massachusetts, shown as Lot A on a plan of land entitled “Plan of Land in Norwood, MA (Norfolk County)”, dated November 2, 2012 by Precision Land Surveying, Inc., recorded with the Norfolk County Registry of Deeds as Plan No. 85 of 2012, in Plan Book 617.

Together with the easements contained in a Reciprocal Easement Agreement by and between Steward Norwood Hospital Inc. and HTA-St. Anne’s MOB 1 LLC, dated December 28, 2012, recorded with said Deeds, Book 30881 Page 176.

TRACT II – Linden Street

Three parcels of land on the westerly side of Linden Street, in the Town of Norwood, Norfolk County, Commonwealth of Massachusetts, bounded and described as follows:

ONE:

A certain parcel of land situated in Norwood, Norfolk County, Massachusetts, at the corner of Winter Street and Linden Street and bounded and described as follows: SOUTHERLY by Winter Street one hundred and four (104) feet; WESTERLY by Linden Street eighty (80) feet, more or less; NORTHERLY by land formerly of one Everett, by a line parallel with said Winter Street, one hundred and four (104) feet; and EASTERLY by other land formerly of said Everett, by a line parallel with said Linden Street, eighty (80) feet, more or less.

TWO:

A certain parcel of land with the buildings thereon situated on the easterly side of Linden Street, Norwood, Norfolk County, Massachusetts, being shown as Lot C on a plan entitled “Plan of Land in Norwood, Mass.” Dated October 7, 1965, Norwood Engineering Co., Inc., Civil Engineers, which plan is filed with the Norfolk Registry of Deeds at Book 4305, Page 588.

Bounded and described as follows:

WESTERLY by Linden Street, 145.16 feet; NORTHEASTERLY by land now or formerly of Berkland, 98.03 feet; EASTERLY by Lot D, 145.01 feet; and SOUTHWESTERLY by land now or formerly of Murphy, 98.02 feet. Containing 14,188 square feet, according to said plan.

THREE

A. The land in Norwood, Norfolk County, Massachusetts consisting of two parcels bounded and described as follows:

EASTERLY by Guild Street, one hundred ninety and 83/100 (190.83) feet; NORTHWESTERLY by Linden Street, one hundred forty-four (144) feet; SOUTHWESTERLY by land now or formerly of Winslow Faunce, one hundred sixteen (116) feet; and SOUTHERLY by land now or formerly of Elia E. Pratt, thirty-six and 87/100 (36.87) feet.

Containing 11,485 square feet, more or less.

Excepting so much of the above described premises as was taken by the Town of Norwood, by taking dated August 29, 1929, recorded with Norfolk Deeds, Book 1866, Page 7 and by a 1963 taking recorded at Book 4125, Page 708 shown on Plan 1288 of 1963 at Book 4125, Page 708.

B. Lot A on a plan entitled “Plan of Land in Norwood, Mass.” Drawn by Norwood Engineering Co., Inc. dated October 7, 1965 and recorded with Norfolk Registry of Deeds as Plan No. 1149 of 1965 at Book 4305, Page 589, bounded and described as follows:

NORTHWESTERLY by Linden Street, seventy-nine and 18/100 (79.18) feet, as shown on said plan; NORTHEASTERLY by land now or formerly of Percy O. and Nellie G. Russell, one hundred sixteen (116.00) feet, as shown on said plan; SOUTHEASTERLY by land now or formerly of Herbert W. Anderson, Trustees seventy-six and 50/100 (76.50) feet, as shown on said plan; and SOUTHWESTERLY by land now or formerly of Stanley B. Pierce, Trustee, one hundred nine and 80/100 (109.80) feet, as shown on said plan.

Containing 8,774 square feet according to said plan.

TRACT III – East Hoyle Street:

A certain parcel of land, situated on the south side of East Hoyle Street in Norwood, Norfolk County, Massachusetts, designated as Pcl A2 on a plan entitled “Plan of Land in Norwood, Mass.” Dated April 21, 1988, drawn by Pilling Engineering Company Inc., and recorded as Plan No. 473 of 1988 at Book 7969, Page 553, being bounded and described, according to said plan, as follows:

NORTHERLY by East Hoyle Street, fifty and 00/100 (50.00) feet; EASTERLY by Pcl A1 in two courses, a total distance of one hundred nine and 46/100 (109.46) feet; NORTHEASTERLY by Pcl A1 eighty five and 71/100 (85.71) feet; EASTERLY by land formerly of New York, New Haven and Hartford Railroad and now of the M.B.T.A. four hundred sixty four and 05/100 (464.05) feet; SOUTHERLY by land now or formerly of Vernard W. Van Ham, one hundred ninety eight and 75/100 (198.75) feet; WESTERLY by land now or formerly of Sansone Realty Trust, two hundred twenty eight and 61/100 (228.61) feet; NORTHEASTERLY by land now or formerly of Sansone Realty Trust, sixty-five and 00/100 (65.00) feet; and WESTERLY by land now or formerly of Sansone Realty Trust in two courses, a total and NORTHWESTERLY distance of three hundred fifty eight and 79/100 (358.79) feet.

Containing according to said plan 82,656 square feet of land.

With the appurtenant benefit of rights, easements, and other matters of record set forth or referred in the deed from Norwood Lumber Company to the Beaver Coal & Grain Co., Inc, recorded at Book 4437, Page 622.

TRACT IV – 52 Guild Street:

A certain parcel of land in Norwood, Norfolk County, Mass., being shown as Lot 8, Town of Norwood Assessors, Map 2, Sheet 7, a copy of which is duly filed with the Norfolk Registry of Deeds and being bounded and described as follows:

SOUTHWESTERLY by Guild Street, 6 rods, ninety nine (99) feet; NORTHWESTERLY by land now or formerly of Talbot, 7 rods, one hundred fifteen and 50/100 (115.50) feet; NORTHEASTERLY by land now or formerly of Day, 6 rods, ninety nine (99) feet; and SOUTHEASTERLY by land now or formerly of Day, 7 rods, one hundred fifteen and 50/100 (115.50) feet; together with the benefit of appurtenant rights and easements set forth in Easement Agreement between William E. Juslin, Trustee and Stephen Stone et ux dated September 21, 1972 and recorded at Book 4870, Page 736.

Also together with the benefit of Exclusive Use Easement from the Town of Norwood to CaritasNorwood Hospital, Inc. dated June 15, 1999 and recorded at Book 13637, Page 197.

Note: Square footage/acreage is not insured.

Site: 10-0088 MA

RE: 71 Walnut St., Foxborough, MA

Parcel One:

The land with the buildings thereon situated in Foxborough, Norfolk County, Massachusetts described as follows:

Lot 2 shown on a plan entitled “Plan of Land in Foxborough, Mass.”, dated May 31, 1977 by Norwood Engineering Co., Inc., recorded with Norfolk County Registry of Deeds in Plan Book 270, Plan 762.

Note: Square footage/acreage is not insured.

The premises are also described as follows:

SURVEYORS METES & BOUNDS DESCRIPTION

Parcel One, Lot 2

A certain Parcel of land situated in the Town of Foxborough, County of Norfolk, Commonwealth of Massachusetts bounded and described as follows:

Beginning at a Drill Hole on the southeasterly side of Walnut Street, Said point being the northwesterly corner of the herein described Parcel.

Thence: N 52° 03’ 23” E along the southeasterly side of Walnut Street for a distance of 111.41 feet to a point.

Thence: N 54° 32’ 33” E along the southeasterly side of Walnut Street for a distance of for a distance of 75.88 feet to a point.

Thence: N 51° 54’ 19” E along the southeasterly side of Walnut Street for a distance of for a distance of 433.96 feet to a point.

Thence: N 56° 39’ 47” E along the southeasterly side of Walnut Street for a distance of 898.23 northwesterly side of Interstate Route 95 to a point.

Thence: S 24° 15’ 20” W along the northwesterly side of Interstate Route 95 for a distance of 1764.90 feet to a point. Thence: N 35° 05’ 36” W for a distance of 898.55 feet to the southeasterly side of Walnut Street to the point of beginning.

Site: 10-0126 MA

Real property at 76 and 80 Pond Street, in the Town of Norfolk, County of Norfolk, Commonwealth of Massachusetts, described as follows:

Lots 4 and 5 on plan entitled “Plan of Land in Norfolk, Mass.”, dated August 26, 1980 by Norwood Engineering Company, Inc., recorded with said Deeds as Plan No. 852 of 1980 in Plan Book 284. Said Lot 4 contains 43,600 square feet; and said Lot 5 contains 43,600 square feet all as shown on the aforesaid plan.

Note: Square footage/acreage is not insured.

The premises are also described as follows:

SURVEYOR’S METES & BOUNDS DESCRIPTION:

LOT 4

A certain Parcel of land situated in the Town of Norfolk, County of Norfolk, Commonwealth of Massachusetts. Bounded and described as follows;

Beginning at a point on the southwesterly side of Pond Street. Said point being the southeasterly corner of the herein described parcel, Said point also being S 20° 34’ 00” E of a Massachusetts Highway Bound.

Thence: S 41° 26’ 40” W for a distance of 156.92 feet to a point.

Thence: N 48° 33’ 20” W for a distance of 217.80 feet to a point. Thence: N 41° 26’ 40” E for a distance of 120.81 feet to a point.

Thence: Along a curve to the right having a radius of 125.00 feet and a length of 61.06 feet to a point.

Thence: N 69° 26’ 00” E for a distance of 55.44 feet to a point.

Thence: Along a curve to the right having a radius of 20.00 feet and a length of 31.42 feet to the southwesterly side of Pond Street to a point. Thence: S 20° 34’ 00” E along the southwesterly side of Pond Street for a distance of 170.00 feet to the point of beginning.

Said Parcel containing 43,600 square feet or 1.001 acres of land, more or less.

LOT 5

A certain Parcel of land situated in the Town of Norfolk, County of Norfolk, Commonwealth of Massachusetts. Bounded and described as follows;

Beginning at a point on the southwesterly side of Pond Street. Said point being the northeasterly corner of the herein described parcel, Said point also being 23.42 feet north of a Massachusetts Highway Bound.

Thence: S 20° 34’ 00” E along the southwesterly side of Pond Street for a distance of 200.00 feet to a point.

Thence: S 69° 26’ 00” W for a distance of 230.87 feet to a point.

Thence: N 20° 34’ 00” W for a distance of 177.70 feet to a point.

Thence: N 63° 54’ 54” E to the southwesterly side of Pond Street for a distance of 231.95 feet to the point of beginning.

Said Parcel containing 43,600 square feet or 1.001 acres of land, more or less.

Site: 11-0240 MA

Re: 200 Broadway

The land with the buildings thereon shown as Parcel A1 shown on plan entitled “#200 Broadway, Plan of Land in Norwood, MA”, dated October 15, 2010 by Glossa Engineering, Inc., recorded with Norfolk County Registry of Deeds at Plan Book 603, Page 10.

Exhibit B-1

Permitted Exceptions - Carney Land

1.    Taking of easements for sewer purposes in Dorchester Avenue by the Board of Street Commissioners of the City of Boston dated December 15, 1915, recorded in Book 3929, Page 352; as affected by terms of License to Locate and Maintain a Structure Over Sewer Easement dated January 22, 1969, recorded in Book 8263, Page 214; as further affected by Attorney’s Certificate of Relevancy dated April 23, 1981, recorded in Book 9737, Page 70.

2.    Rights and easements as reserved in a Deed from the City of Boston to the Carney Hospital dated December 28, 1949, recorded in Book 6572, Page 271 as affected by terms of License to Locate and Maintain a Structure Over Sewer Easement dated January 22, 1969, recorded in Book 8263, Page 214; as further affected by Attorney’s Certificate of Relevancy dated April 23, 1981, recorded in Book 9737, Page 70.

3.    Rights of the public into Hutchinson Street as shown on a plan entitled “Subdivision Plan of Land in Boston (Dorchester District), Mass.” dated January 31, 1966, by J.F. Hennessy, C.E., recorded in Book 8151, Page 276.

4.    Ten (10) foot sewer easement as shown on a Plan entitled “Plan of Land in Boston, Mass. (Dorchester District) dated January 31, 1966, recorded in Book 8151, Page 276 as affected by terms of License to Locate and Maintain a Structure Over Sewer Easement dated January 22, 1969, recorded in Book 8263, Page 214; as further affected by Attorney’s Certificate of Relevancy dated April 23, 1981, recorded in Book 9737, Page 70.

5.    Reciprocal Easement Agreement between Steward Carney Hospital and HTA - Carney MOB, LLC dated March 29 2012, recorded at Book 43909, Page 37.

6.    Easements set forth and reserved in a deed from The Carney Hospital, dated September 3, 1982 and recorded at Book 10058, Page 5.

7.    City of Boston Park Easement shown on a Plan recorded in Plan Book 2013, Plan 35 on February 4, 2013.

8.    Ground Lease, including a right of first refusal, between Steward Carney Hospital, Inc. as Landlord and HTA - Carney MOB, LLC as Tenant, dated March 29, 2012 as evidenced by a Notice of Ground Lease dated March 29, 2012 and recorded at Book 49309, Page 22, as further affected by Subordination of Mortgage by JP Morgan Chase Bank, N.A., as Administrative Agent dated March 28, 2012 and recorded on April 3, 2012 at Book 49309, Page 52, as affected by affected by a Termination of Ground Lease, recorded with said Deeds, Book 51465, Page 169. (Affects Easement Parcel only)

9.    Master Lease between HTA - Carney MOB, LLC, as Landlord and Steward Carney Hospital, Inc., as Tenant, dated March 29, 2012 as evidenced by a Notice of Ground Lease dated March 29, 2012 and recorded at Book 49309, Page 30, as affected by Subordination of Mortgage by JP Morgan Chase Bank, N.A., as Administrative Agent dated March 28, 2012 and recorded on April 3, 2012 at Book 49309, Page 52, as affected by Amended and Restated Notice of Lease recorded with said Deeds Book 51465, Page 203. (Affects Easement Parcel only)

10.    Reciprocal Easement Agreement between Steward Carney Hospital, Inc. and JP Morgan Chase Bank, 0.A., as Administrative Agent, recorded at Book 49309, Page 37, as affected by Amended and Restated Reciprocal Easement Agreement, dated May 15, 2013, recorded with said Deeds, Book 51465, Page 183.

11.    Right of First Refusal Agreement, as to Lot B-1 shown on Plan Book 2013, Plan 35, recorded with said Deeds, Book 51465, Page 179. (Affects Easement Parcel only)

12.    The following matters shown on a Plan of Survey entitled “ALTA/NSPS Land Title Survey in Boston, MA (Suffolk County) Steward Carney Hospital” Scale 1” = 30’ Date: September 28, 2016 Prepared by Precision Land Surveying, Inc. (the “Survey”):

a. granite retaining wall encroaches onto Dorchester Avenue by up to 5’;

b. possible encroachments of all parking spaces, driveways, pavement and any other items, party walls and access issues between the Land (Lot A-1) and Lot B-1;

c. wall and sign from park on land N/F City of Boston “Dorchester Park” encroach onto Land.

Exhibit B-2

Permitted Exceptions - Holy Family Land (Merrimack Valley)

1.    Easement granted by the City of Haverhill to New England Telephone and Telegraph Company dated August 27, 1992 and recorded at Book 11455, Page 35.

2.    Order dated May 5, 1998 accepting Katsaros Drive as a public way recorded at Book 14941, Page 363.

3.    Order dated September 9, 1997 accepting Brown Street and Savage Street as public ways and recorded at Book 14941, Page 374.

4.    Restrictions set forth in Deed from the City of Haverhill to Essent Healthcare of Massachusetts, Inc. dated as of September 1, 2001 and recorded at Book 17695, Page 72.

5.    Failure to comply with the compliance with requirements of M.G.L. Chapter 44, Section 63A in the deed from the City of Haverhill to Essent Healthcare of Massachusetts, Inc. and the related Reversionary Interest Agreement by and between Essent Healthcare of Massachusetts, Inc. and The City of Haverhill dated as of September 1, 2001 and recorded in Book 17695, Page 80.

6.    Easement from Essent Healthcare of Massachusetts, Inc. to Verizon New England Inc. (formerly known as New England Telephone and Telegraph Company) and Massachusetts Electric Company dated March 14, 2006 and recorded at Book 25508, Page 573.

7.    Terms and provisions of Declaration of Covenants, Restrictions and Reciprocal Easement Agreement by and between Essent Healthcare of Massachusetts, Inc. and Health Care Property Investors, Inc. dated March 15, 2007 and recorded at Book 26651, Page 532.

8.    Matters as shown or disclosed on a plan entitled, “ALTA/NSPS Land Title Survey in Haverhill, MA (Essex County) Merrimack Valley Hospital” Scale 1’ = 40’ dated September 21, 2016 prepared by Precision Land Surveying, Inc. (the “Survey”) as follows:

a. Light Pole encroaches onto land Now or Formerly of the City of Haverhill by up to 1’;

b. Pool encroaches onto locus by up to 12’;

c. Fence and yard encroach onto locus by up to 14’;

d. Car port encroaches onto locus by up to 7.8’;

e. Fence encroaches onto Savage Street by up to 7’;

f. Driveway crosses land now or formerly of the City of Haverhill;

g. Roadway pavement encroaches onto locus by up to 7’

9.    Notice of Decision by Haverhill Board of Appeals for Zones recorded at Book 16861, Page 66.

10.    Notice of Decision by City of Haverhill Board of Appeals, Dated May 18, 2011, recorded with said Deeds, Book 30494, Page 432.

Exhibit B-3

Permitted Exceptions – Nashoba Land

1.    Taking by the County Commissioners for the County of Middlesex of an easement in Washington Street in Ayer as a public highway dated October 21, 1932, and recorded at Book 5685, Page 277.

2.    Rights and Easements set forth in grant to New England Telephone and Telegraph Company for the laying, construction and maintenance of underground cables dated August 26, 1970, and recorded at Book 11890, Page 361.

3.    Rights reserved in a grant of easement from George V. Moore to the Nashoba Community Hospital of the right to construct over a strip of land twenty feet (20) wide over the land of said Moore sewerage pipe lines, manholes and other appurtenances thereto dated October 6, 1970, and recorded at Book 11901, Page 87.

4.    Sewer Easement Agreement between the Nashoba Community Hospital and the Centre Corporation of Acton, permitting Centre Corporation to hook into the sewerage line and system of the Hospital and, the sharing of certain expenses with the Centre Corporation dated February 12, 1972 and recorded at Book 12157, Page 415.

5.    Zoning decision, Town of Ayer Zoning Board of Appeals, Notice of which is dated July 1, 1987 and recorded at Book 19294, Page 336.

6.    Easements set forth in grant to Massachusetts Electric Company dated September 29, 1988 and recorded at Book 19430, Page 236.

7.    Terms and provision of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Healthcare Alternatives, Inc. is the Lessee, Notice of which is dated November 7, 1988 and recorded at Book 19489, Page 428, as affected by Assignment and Assumption of Leasehold and Release Agreement in favor of Apple Valley Limited Partnership dated July 31, 1996 and recorded at Book 26553, Page 566, Notice of Second Amended and Restated Ground Lease dated as of July 31, 1996 and recorded at Book 26553, Page 571, and as affected by Assignment and Assumption Agreement dated as of November 18, 2004 and recorded at Book 44147, Page 584, and as amended by Notice of Third Amended and Restated Ground Lease dated as of January 1, 2005 and recorded at Book 44586, Page 420; as assigned by Essent Healthcare - Ayer, Inc. to Nashoba Valley Medical Center, A Steward Family Hospital, Inc. by Assignment dated as of April 30, 2011 and recorded at Book 56806, Page 480.

NOTE: The Tenant’s interest in this Lease is encumbered by the following matters a – e:

a. Leasehold Mortgage by Health Care Alternatives, Inc. to Sentry Federal Savings Bank dated November 7, 1988 in the original principal amount of $ 5,200,000.00 and recorded at Book 19489, Page 442 as assigned to New Bedford Institution for Savings by Assignment dated April 27, 1992 and recorded at Book 22011, Page 461.

b. Collateral Assignment of Leases, Permits, Approvals, Construction Contracts, etc. by Health Care Alternatives, Inc. to Sentry Federal Savings Bank dated November 7, 1988 and recorded at Book 19489, Page 492.

c. Collateral Assignment of Leases dated November 7, 1988 by Health Care Alternatives, Inc. to Sentry Federal Savings Bank dated November 7, 1988 and recorded at Book 19489, Page 501.

d. Leasehold Mortgage and Security Agreement by the Apple Valley Limited Partnership to BayBank N.A. in the original principal amount of $ 6,850,000.00 and $500,000.00 dated July 31, 1996 and recorded at Book 26554, Page 1.

e. Collateral Assignment of Lease and Rents dated July 31, 1996 by the Apple Valley Limited Partnership to BayBank NA and recorded at Book 26554, Page 34.

8.    Terms and provisions of Easement Agreement dated November 17, 1988 by and between the Nashoba Community Hospital, Inc. and Health Care Alternatives, Inc. and recorded in Book 19489, Page 432, as amended by Amendment of Easement Agreement dated July 31, 1996 and recorded in Book 26553, Page 575.

9.    Easement Agreement between The Nashoba Community Hospital, Inc. and James Brook Properties, Inc. dated as of April 13, 1989 and recorded in Book 19822, Page 436.

10.    Covenants, conditions, restrictions, reservations, easements, liens for common charges, options, powers of attorney, limitations on title and the fee interest in the Medical Office Building created by the Commonwealth of Massachusetts General Laws Chapter 183A, as amended or set forth in the Master Deed of Nashoba Medical Condominium dated June 18, 1990 and recorded with Middlesex South County Registry of Deeds at Book 20629, Page 227, in the related Declaration of Trust, in the related By-Laws, in any instrument creating the estate or interest insured by this policy, and in any of the instruments aforesaid; and as amended by an Amendment to Master Deed dated January 30, 2013 in Book 61197, Page 81.

11.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Joseph M. Arcidi is the Tenant, dated August 2, 1990, Notice of which is recorded in Book 20695, Page 490. (Proportional interest 5.93 % in land only on 19,463 square foot parcel).

12.    Terms and provisions of Lease in which Nashoba Community Hospital Corporation is the Landlord and Dr. Jonathan L. Held is the Tenant dated June 22, 1994, Notice of which is recorded in Book 24638, Page 395 (encumbers proportionate interest (4.87%) in land only of the 19,463 square foot parcel.

13.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Amin Rathore and Nahid Rathore are the Tenants, dated August 9, 1990, Notice of which is recorded at Book 20706, Page 256. (Proportional interest [4.69%] in land only on 19,463 square foot parcel.)

14.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Terrance C. Hack and Jocelyn R. Hack are the Tenants dated August 9, 1990, Notice of which is recorded in Book 20706, Page 291. (Proportional interest [6.53%] in land only on 19,463 square foot parcel.), as affected by an attachment recorded at Book 50247 Page 508 against Terrence C. Hack and Jocelyn R. Hack.

15.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Paul L. Gunderson and Lee Ana V. Gunderson are the Tenants dated August 13, 1990, Notice of which is recorded in Book 20710, Page 519. (Proportional interest [9.05%] in land only in 19,463 square foot parcel.)

16.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Sophia K. Bogdasarian is the tenant dated August 14, 1990, Notice of which is recorded in Book 20714, Page 62. (Encumbers proportionate interest [6.26%] in land only in 19,643 square foot parcel.)

17.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Kenneth A. Janes and Sandra M. Janes are the Tenants, dated August 14, 1990, Notice of which is recorded in Book 20714, Page 89. (Encumbers Proportionate Interest [5.14%] in land only of the 19,463 square foot parcel).

18.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and James L. Barzun and Kathleen A. Barzun, Trustees of J & K Barzun Realty Trust dated June 6, 1990 recorded with the Middlesex South Registry of Deeds in Book 20698, Page 505, are the Tenants dated August 8, 1990, Notice of which is recorded in Book 20704, Page 91. (Proportional interest [5.21%] in land only on 19,463 square foot parcel.)

19.    Terms and provisions of Lease in which the Nashoba Community Hospital, Inc. is the Landlord and Gary L. Stanton and Rebecca H. Stanton are the Tenants dated August 14, 1990, Notice of which is recorded in Book 20714, Page 125. (Encumbers proportionate interest [4.73%] in land only of the 19,463 square foot parcel.)

20.    Terms and provisions of Lease in which Nashoba Community Hospital, Inc. is the Landlord and George D. Sydlar and Anne-Marie Sydlar are the tenants, dated August 16, 1990, Notice of which is recorded in Book 20719, Page 109. (Encumbers proportionate interest [4.88%] in land only of 19,463 square foot parcel.)

Note: The Leases described in items 11 through 20, inclusive, have been assigned to Essent Healthcare — Ayer, Inc. by Assignment and Assumption Agreement by and between Essent Healthcare-Ayer, Inc. and Nashoba Community Hospital Corporation dated as of November 18, 2004 and recorded in Book 44147, Page 584.

21.    Terms and provisions of Assignment and Assumption Agreement by and between Essent Healthcare-Ayer, Inc. and Nashoba Community Hospital Corporation dated as of November 18, 2004 and recorded in Book 44147, Page 584, and Assignment and Assumption Agreement from Essent Healthcare — Ayer, Inc. to Nashoba Valley Medical Center, A Steward Family Hospital, Inc. dated April 30, 2011 and recorded in Book 56806, Page 480.

22.    Terms and provisions of Option to Repurchase Agreement by and between Essent Healthcare-Ayer, Inc. and Nashoba Community Hospital Corporation dated December 31, 2002, recorded in Book 37552, Page 281.

23.    Easement Agreement by and between Essent Healthcare-Ayer, Inc. and Beverly B. Smith, et al, dated January 5, 2004, recorded in Book 44945, Page 398.

24.    Easement from Essent Health Care—Ayer, Inc. to Massachusetts Electric Company dated March 9, 2007 recorded in Book 49303, Page 386.

25.    Notice of Ground Lease by and between Nashoba Valley Medical Center, as Landlord and HTA-Nashoba MOB 2, LLC, as Tenant affecting property at 198 Groton Road, Ayer, recorded with said Deeds in Book 58821, Page 228, as affecting by Termination of Ground Lease by and between Nashoba Valley Medical Center, A Steward Family Hospital, Inc., and HTA-Nashoba MOB 2, LLC, dated May 15, 2013, recorded with said Deeds, Book 61832, Page 315.

26.    Notice of Lease dated March 29, 2012 by HTA-Nashoba MOB 2 LLC, as Landlord, and Nashoba Valley Medical Center, as Tenant, affecting property 198 Groton Road, Ayer, recorded with said Deeds, Book 58821, Page 235, as affected by Amended and Restated Notice of Lease by and between HTA-Nashoba MOB 2, LLC and Nashoba Valley Medical Center, A Steward Family Hospital, Inc. dated May 15, 2013, recorded with said Deeds, Book 61832, Page 348.

27.    Provisions of a Reciprocal Easement Agreement, dated March 29, 2012, recorded with said Deeds, Book 58821 Page 242, as affected by Amended and Restated Reciprocal Easement Agreement, dated May 15, 2013, recorded with said Deeds, Book 61832, Page 329 , as affected by a Lender’s Consent and Subordination recorded in Book 61832, Page 341, as affected by a Lender’s Consent and Subordination recorded in Book 61832, Page 343.

28.    Notice of Ground Lease by and between Nashoba Valley Medical Center, as Landlord and HTA-Nashoba MOB 1, LLC, as Tenant affecting property at 190 Groton Road, Ayer, recorded with said Deeds, Book 58821 Page 451, as affected by Termination of Ground Lease by and between Nashoba Valley Medical Center, A Steward Family Hospital, Inc. and HTA-Nashoba MOB 1, LLC, dated May 15, 2013, recorded with said Deeds, Book 61832, Page 151.

29.    Notice of Lease by and between HTA-Nashoba MOB 1 LLC, as Landlord, and Nashoba Valley Medical Center, as Tenant, recorded with said Deeds in Book 58821, Page 459, as affected by Amended and Restated Notice of Lease by and between HTA-Nashoba MOB 1, LLC and Nashoba Valley Medical Center, A Steward Family Hospital, Inc., dated May 15, 2013, recorded in Book 61832, Page 167.

30.    Provisions of an Easement Agreement, dated June 4, 2012, recorded with said Deeds, Book 59433 Page 359.

31.    Matters as shown or disclosed on a plan entitled, “ALTA/NSPS Land Title Survey in Ayer, MA (Middlesex County) Nashoba Valley Medical Center” dated September 26, 2016, prepared by Precision Land Surveying, Inc. (the “Survey”), as follows:

a. Utility lines enter the Land from Washington Street, also known as Groton Road;

b. Elevated walkway connects Medical Office Building Condominiums with Medical Center without benefit of easement;

c. The most recent plan shows town lines between Groton and Ayer running inside northerly boundary line of Land. Record plan shows all Land within Town of Ayer. Further, Groton does not have a tax parcel for this strip;

d. Encroachment of Parking Spaces, Detention Basin, Driveways, Hydrant and Access issues between abutting Lot B and Lot A;

e. Overhead wires cross land N/F HTA- Nashoba MOB 2, LLC from Washington Street a/k/a Groton Road onto Land; and

f. 1 story building encroaches over Verizon easement shown as Item 36 of Schedule B II.

32.    Notice of Right of First Refusal Agreement by and between HTA-Nashoba MOB 2, LLC and Nashoba Valley Medical Center, A Steward Family Hospital, Inc., dated May 15, 2013, recorded with said Deeds, Book 61832, Page 325.

33.    Easement to Massachusetts Electric Company, dated February 20, 2015, recorded with said Deeds, Book 64989, Page 571.

34.    Notice of Right of First Refusal Agreement by and between HTA-Nashoba MOB 1, LLC and Nashoba Valley Medical Center, A Steward Family Hospital, Inc. dated May 15, 2013, recorded with said Deeds, Book 61832, Page 163.

Exhibit B-4

Permitted Exceptions – Norwood Land

1.    The following matters shown on a plan of survey entitled “ALTA/NSPS Land Title Survey in Norwood, MA (Norfolk County) Norwood Hospital Sites 10-0063 & 11-0240 800 Washington Street, 52 Guild Street & 200 Broadway Date: September 21, 2016” Prepared by Precision Land Survey, Inc. (the “Survey”):

a. Overhead wire crosses Locus;

b. Sign exists in Broadway by up to 4.1”

c. Railing extends into East Hoyle Street by up to 5.8’;

d. Retaining wall extends into Washington Street by up to 3.0’;

e. Posts exist into Washington Street by up to 2.3’;

f. Fence crosses lot line onto Land now or formerly of the MBTA;

g. Overhead wire crosses Locus;

h. Access to parking area crosses boundary lines;

i. Parking lot in use by the Hospital property;

j. Parking spaces encroach onto Locus and granted Driveway Easement;

k. Posts restricts access to the lot line and granted Driveway Easement;

l. Retaining wall encroaches onto Guild Street by up to 2.3’; and

m. Lot B is not Locus and not insured.

2.    Abandonment of Easement by the Town of Norwood dated August 23, 1977 and recorded at Book 5513, Page 473 as shown on Plan No. 778 (including therein certain rights of reversion in favor of the Town of Norwood): as affected by Amendment of Abandonment of Easements for Highway Purposes of Winter Street between Washington Street and Linden Street in the Town of Norwood by the Board of Selectmen of the Town of Norwood dated February 2, 1982 and recorded at Book 5973, Page 226.

3.    Sewer pipe easement as recited in Deed from Margaret A. King to Percy O. Russell, et ux dated December 7, 1944 and recorded at Book 2523, Page 125 and as set forth in Deed from NVHS Management Services, Inc. to Norwood Hospital dated October 4, 1991 and recorded at Book 9091, Page 104.

4.    Easements and rights related to a 20’ wide driveway reserved in Deed from Norwood Lumber Company to the Beaver Coal and Grain Co. dated June 27, 1967 and recorded at Book 4437, Page 622. Affects III

5.    Covenant and easements related to common parking areas as set forth in an agreement between William E. Juslin, Trustee and Stephen Stone et ux dated September 21, 1972 and recorded at Book 4870, Page 736. Affects IV

6.    Zoning Notice of Variance - Conditional Special Permit Decision by the Town of Norwood Zoning Board of Appeals dated February 5, 1973, notice of which is recorded at Book 4915, Page 211.

7.    Zoning Decision for Special Permit by the Town of Norwood Zoning Board of Appeals dated September 25, 1979, notice of which is recorded at Book 5675, Page 270.

8.    Drainage Easement as set forth in Deed from the Town of Norwood to Norwood Hospital dated April 8, 1980 and recorded at Book 5723, Page 732, shown in Plan Book 280, Plan 265.

9.    Zoning Decision for Special Permit by the Town of Norwood Zoning Board of Appeals dated April 23, 1981, notice of which is recorded at Book 5865, Page 566.

10.    Zoning Decision for Special Permit by the Town of Norwood Zoning Board of Appeals dated June 23, 1981, filed August 3, 1981 and Amendment thereto dated August 11, 1981 and filed August 20, 1981 by the Town of Norwood Zoning Board of Appeal, notice of which is certified September 11, 1981 and recorded at Book 5928, Page 460.

11.    Zoning Decision for Special Permit Case No. 85-19, by the Town of Norwood Zoning Board of Appeal dated May 14, 1985, notice of which is recorded at Book 6693, Page 617.

12.    Zoning Decision for Special Permit Case No. 88-23, by the Town of Norwood Zoning Board of Appeal dated May 3, 1988 notice of which is recorded at Book 8088, Page 193.

13.    Zoning Decision for Special Permit Case No. 85-33, by the Town of Norwood Zoning Board of Appeal dated August 20, 1985 notice of which is recorded at Book 8088, Page 198; as affected by Amendment dated June 10, 1986 and recorded at Book 8088, Page 202.

14.    Zoning Decision for Special Permit Case No. 82-14, by the Town of Norwood Zoning Board of Appeal dated March 23, 1982, notice of which is recorded at Book 8088, Page 203.

15.    Zoning Decision for Special Permit Case No. 9-91, by the Town of Norwood Zoning Board of Appeal dated April 9, 1991, notice of which is recorded at Book 8914, Page 178.

16.    Zoning Decision for Variance Case No. 92-07, by the Town of Norwood Zoning Board of Appeal dated June 16, 1992, notice of which is recorded at Book 9470, Page 308.

17.    Zoning Decision, Case No. 92-40, by the Town of Norwood Zoning Board of Appeal dated August 18, 1992, notice of which is recorded at Book 9510, Page 258.

18.    Notice of Activity and Use Limitation by Norwood Hospital dated April 10, 1997 and recorded at Book 11778, Page 002.

19.    Terms and provisions, including rights of reverter, contained in Exclusive Use Easement from the Town of Norwood to Caritas Norwood Hospital, Inc. dated June 15, 1999 recorded at Book 13637, Page 197. (Reverter affects easement only)

20.     Zoning Decision, Case No. 99-34, by the Town of Norwood Zoning Board of Appeal dated July 28, 1959, notice of which is recorded at Book 13691, Page 547.

21.    Zoning Decision, Case No. 03-33, by the Town of Norwood Zoning Board of Appeal dated July 14, 2003, notice of which is recorded at Book 19657, Page 56.

22.    Grant of Easement from Caritas Norwood Hospital Inc. to the Trustees of Triple A Realty Trust for access purposes, dated March 7, 2008, recorded at Book 25728, Page 124 and located as shown on plan recorded in Plan Book 581, Page 98.

23.    Alteration of grade crossing at Guild Street, by the Town of Norwood, recorded at Book 690, Page 261, as affected by a decree of the Norfolk Superior Court recorded at Book 914, Page 18.

24.    Zoning Decision – Case #10-05 by the Town of Norwood Zoning Board of Appeal dated March 1, 2010 and recorded at Book 27560, Page 305.

25.    Reciprocal Easement Agreement by and between Steward Norwood Hospital Inc. and HTA-St. Anne’s MOB 1 LLC, dated December 28, 2012, recorded with said Deeds, Book 30881 Page 176.

26.    Decision by the Norwood Zoning Board of Appeals, recorded with said Deeds, Book 31562, Page 495, as affected by an Amendment, recorded with said Deeds, Book 33252, Page 385, affecting 800 Washington Street.

27.    Decision by the Norwood Planning Board, recorded with said Deeds, Book 31562, Page 502, affecting 800 Washington Street.

Exhibit C

Existing Leases

None.

Exhibit D

Excluded Subsidiaries

Steward PET Imaging LLC

Tailored Risk Assurance Company, Ltd.

Steward-Compass Ventures, LLC

Miller Street Medical Center, LLC

Steward Medical Laboratories LLC

Steward Special Projects LLC

Massachusetts Express Care, PLLC

Orchard Surgical Center, LLC

Provider Network Alliance, LLC

Schedule 1-A

MPT of Dorchester-Steward, LLC,

MPT of Methuen-Steward, LLC,

MPT of Norwood-Steward, LLC, and

MPT of Ayer-Steward, LLC,

each a Delaware limited liability company, collectively, jointly and severally, as Lender.

Schedule 1-B

Steward Carney Hospital, Inc.,

Steward Holy Family Hospital, Inc.,

Steward Norwood Hospital Inc., and

Nashoba Valley Medical Center, A Steward Family Hospital, Inc.,

each a Delaware corporation, collectively, jointly and severally, as Borrower.

Schedule 1-C

Non-Permitted Assignees

National Providers

HCA

Tenet

Community

Regional Care / Capella

IASIS

Prime

Prospect

Ardent

Payors

Optum

United

BCBS of MA

BCBS of RI

CIGNA

AETNA

Tufts

HPHC

BMC Health Net

Centene

Local Providers

Partners, et al.

BIDCO/BIDPO

Southcoast / Care New England

Lifespan

UMass

Boston Medical Center

Tufts Medical Center / Wellforce

Schedule 2.1

Allocations of Loan Proceeds

Property	Allocation
Carney	$232,000,000
Holy Family (Merrimack Valley)	$115,000,000
Nashoba	$88,000,000
Norwood	$165,000,000

$600,000,000

and, in each case, plus all out of pocket costs and expenses not included in such sum which are incurred or paid in connection with the mortgage loan with of each of the Properties, including, but not limited to property transfer taxes, legal, appraisal, title, survey, environmental, seismic, engineering and other fees and expenses paid in connection with the inspection of the Properties and each Facility, and paid to advisors and brokers (except to the extent such items are paid by the Borrower), and shall include the costs of Capital Additions financed by Lender (and Lender’s Affiliates) as provided in Section 6.3 of this Agreement with respect to each Property. Notwithstanding any provision hereof, no item shall be included in the Loan Amount for purposes of this Agreement to the extent that such item (i) is paid separately by Borrower or is subject to a separate repayment obligation of Borrower, or (ii) was expressly required to be paid by Lender or its Affiliates pursuant to the Real Estate Contact.

Schedule 6.3

Capital Additions

With respect to any Capital Additions financed by Lender pursuant to Section 6.3, the following terms and conditions shall apply:

(a)    Borrower agrees to pay or reimburse all of Lender’s reasonable, out-of-pocket costs and expenses paid or incurred in connection with such Capital Addition, including the reasonable costs of any construction consultant engaged by Lender.

(b)    Borrower shall submit to Lender a draw request in a form reasonably acceptable to Lender not less than twenty (20) days before the date on which Borrower desires a funding.

(c)    Borrower shall have the sole right to designate and/or approve the general contractor, developer, architect, construction company, engineer and other parties that will participate in the construction and development of such Capital Addition (each a “Third Party Contractor”). Borrower shall control the preparation and negotiation of the definitive agreements with such Third Party Contractor’s without giving Lender a reasonable opportunity to review and comment to such definitive agreements prior to execution.

(d)    Borrower shall not authorize or permit any material change, modification, supplement or substitution to any construction contract, architect agreement, the site plan, the plans and specifications (or any working drawings), or the scope of work pursuant to any of the foregoing, without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

(e)    Borrower shall submit to Lender copies of all approvals, governmental approvals and permits necessary for such Capital Addition.

(f)    Borrower shall provide Lender will all other customary documentation for projects similar in cost and scope of such Capital Additions, including without limitation, all executed contracts, collateral assignments of constructions contracts and lien waivers in favor of Lender, and certificates of insurance and insurance policies required under the construction contract for such Capital Addition, showing Lender as named oblige, additional insured and loss payee.

Schedule 21.22

Agreements and Covenants relating to Certain Properties

None.